Exhibit 99.2

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

HORIZON PERSONAL COMMUNICATIONS,	)
INC., an Ohio corporation, and BRIGHT PERSONAL	)
COMMUNICATIONS SERVICES, LLC, an Ohio	)
limited liability company,	)
)
Plaintiffs,	)
)
v.	)	Civil Action No. 1518-N
)
)
SPRINT CORPORATION, a Kansas corporation,	)
WIRELESSCO, L.P., a Delaware limited partnership,	)
SPRINT SPECTRUM L.P., a Delaware limited	)
partnership, SPRINTCOM, INC., a Kansas	)
corporation, SPRINT COMMUNICATIONS	)
COMPANY L.P., a Delaware limited partnership,	)
NEXTEL COMMUNICATIONS, INC., a Delaware	)
corporation, PHILLIECO L.P., a Delaware limited	)
partnership, and APC PCS LLC, a Delaware limited	)
liability company,	)
)
Defendants.	)

OPINION

Submitted: April 4, 2006

Decided: August 4, 2006

Andre G. Bouchard, Esquire, John M. Seaman, Esquire, BOUCHARD MARGULES & FRIEDLANDER, P.A., Wilmington, Delaware; Michael R. Feagley, Esquire, John M. Touhy, Esquire, Katherine M. Clark, Esquire, MAYER, BROWN, ROWE & MAW LLP, Chicago, Illinois, Attorneys for Plaintiffs Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC

A. Gilchrist Sparks, III, Esquire, Alan J. Stone, Esquire, Jason A. Cincilla, Esquire, MORRIS, NICHOLS, ARSHT & TUNNELL, Wilmington, Delaware; Michael C. Russ, Esquire, Daniel J. King, Esquire, John P. Brumbaugh, Esquire, Amy Yervanian, Esquire, KING & SPALDING LLP, Atlanta, Georgia, Attorneys for Defendants Sprint Corporation, WirelessCo, L.P., Sprint Spectrum L.P., SprintCom, Inc., Sprint Communications Company, L.P., PhillieCo, L.P., APC PCS LLC, Sprint Telephony PCS, L.P., and Sprint PCS License, L.L.C.

Michael D. Goldman, Esquire, Stephen C. Norman, Esquire, Brian C. Ralston, Esquire, POTTER ANDERSON & CORROON LLP, Wilmington, Delaware; Robert C. Weber, Esquire, Dennis L. Murphy, Esquire, Geoffrey J. Ritts, Esquire, Melissa J. Nandi, Esquire, JONES DAY, Cleveland, Ohio, Attorneys for Defendant Nextel Communications, Inc.

PARSONS, Vice Chancellor.

This breach of contract action was one of two co-pending actions arising out of the merger of Nextel Communications, Inc. (“Nextel”) with and into a subsidiary of Sprint Corp. (“Sprint”). Plaintiffs in this action (C.A. No. 1518-N) Horizon Personal Communications, Inc. (“Horizon”) and Bright Personal Communications Services, LLC (“Bright”),(1) along with the plaintiffs in the related action (C.A. No. 1489-N) UbiquiTel Inc. and UbiquiTel Operating Co. (collectively, “UbiquiTel”), asserted claims of breach of contract and anticipatory breach of contract against the two pre-merger companies and the combined entity (“Sprint Nextel”). Plaintiffs also asserted claims of tortious interference with contract against Nextel and civil conspiracy to breach Plaintiffs’ contracts against all of the defendants. Plaintiffs seek declaratory and injunctive relief with respect to their allegedly exclusive branding rights, Sprint Nextel’s alleged favoring of the legacy Nextel business over Plaintiffs’ business and the scope of the confidentiality provisions contained in the parties’ agreements.

Although the Court had not formally consolidated the UbiquiTel action and this action, the parties agreed to try them together and the Court held a ten day trial from January 9 to 23, 2006. After extensive post-trial briefing, the Court heard argument on April 4, 2006. Shortly thereafter, UbiquiTel and Sprint Nextel agreed to merge and resolve their dispute. Upon consummation of the merger in early July 2006, the parties stipulated to the dismissal of C.A. No. 1489-N. This Opinion thus embodies the Court’s post-trial findings of fact and conclusions of law in C.A. No. 1518-N.

(1)         The Court will refer to Horizon and Bright collectively as “Plaintiffs.”

For the reasons set forth below, the Court concludes that: (1) Sprint Nextel will violate the implied duty of good faith and fair dealing if in Plaintiffs’ Service Areas it offers iDEN products and services using the Sprint brand and marks or re-brands the legacy Nextel stores using the new Sprint logo; (2) Plaintiffs’ objections to certain Sprint Nextel actions that allegedly favor the legacy Nextel business are not ripe for judicial determination, while the remaining challenged actions do not violate the implied duty of good faith and fair dealing; (3) subject to the prohibitions on misuse of Plaintiffs’ Confidential Information in the parties’ agreements and the safeguards Sprint Nextel has undertaken to employ during the term of the parties’ agreements, Sprint Nextel need not strictly limit disclosure of that information to its Affiliate Group; (4) Plaintiffs are entitled to a permanent injunction to enforce their rights in the Sprint brand and marks in the Service Areas; (5) Nextel did not tortiously interfere with Plaintiffs’ contracts with Sprint; and (6) Plaintiffs did not prove the existence of a civil conspiracy.

I.             BACKGROUND(2)

A.            The Parties

Horizon and Bright are Ohio entities with their principal executive offices in Schaumburg, Illinois.(3) Both Horizon and Bright are wholly owned by iPCS, Inc., a Delaware corporation with its principal executive offices in Schaumburg.(4)

Sprint was a Kansas corporation with its principal executive offices in Overland Park, Kansas, while Nextel was a Delaware corporation with its principal executive offices in Reston, Virginia.(5) Today, Sprint Nextel is a Kansas corporation with its principal executive offices in Reston and its operational headquarters in Overland Park.(6)

(2)                                 This Court previously issued two opinions pertaining to this dispute. On December 14, 2005, the Court denied Nextel’s motion to dismiss for failure to state a claim in the UbiquiTel action. UbiquiTel Inc. v. Sprint Corp., 2005 WL 3533697 (Del. Ch. Dec. 14, 2005) [UbiquiTel I]. On January 4, 2006, the Court dismissed without prejudice Plaintiffs’ claims with respect to the G Block as unripe for adjudication, but denied the remainder of the parties’ cross-motions for summary judgment. UbiquiTel Inc. v. Sprint Corp., 2006 WL 44424 (Del. Ch. Jan. 4, 2006) [UbiquiTel II].

(3)                                 Joint Pretrial Order ¶¶ II.2–3.

(4)                                 Id. ¶ II.4; Tr. at 390–91 (Yager). Timothy Yager is the President and CEO of iPCS, Inc., Horizon and Bright. Tr. at 389–90. Citations in this form (“Tr.”) are to the trial transcript and indicate the page and, where it is not clear from the text, the witness testifying. iPCS Wireless, Inc., another wholly owned subsidiary of iPCS, Inc., also has a contractual relationship with Sprint Nextel; it, too, sued Sprint Nextel for breach of contract and other alleged wrongs arising out of the merger of Sprint and Nextel, but that case is in Illinois state court. DX 30; iPCS Wireless, Inc. v. Sprint Corp., No. 05 CH 11792 (Order) (Ill. Cir. Ct. Dec. 28, 2005) (partially granting plaintiff’s motion for summary judgment).

(5)           Joint Pretrial Order ¶¶ II.5, II.9.

(6)           Id. ¶ II.5.

Defendants Sprint Spectrum L.P., WirelessCo L.P., Sprint Communications Co. L.P., Sprint Telephony PCS, L.P. and PhillieCo, L.P. are Delaware limited partnerships with their principal executive offices in Overland Park, Kansas; all five are indirectly owned subsidiaries of Sprint Nextel.(7) Defendants Sprint PCS License, L.L.C. and APC PCS LLC are Delaware limited liability companies with their principal executive offices in Overland Park; both are indirectly owned subsidiaries of Sprint Nextel.(8) Defendant SprintCom, Inc. is a Kansas corporation with its principal executive offices in Overland Park; it, too, is an indirectly owned subsidiary of Sprint Nextel.(9)

B.            The Development of the Sprint PCS Network and the Sprint PCS Affiliate Program

In 1994, several Sprint-related entities and several cable television companies formed a joint venture known as Sprint PCS with the goal of acquiring spectrum licenses from the Federal Communications Commission (“FCC”) to operate a nationwide wireless telephone network.(10) Eventually, Sprint bought out the cable companies and took sole control of the Sprint PCS venture. By that time, Sprint PCS had acquired the licenses necessary to offer wireless telephone service nationwide.(11)

(7)           Id. ¶ II.6.

(8)           Id. ¶ II.7.

(9)           Id. ¶ II.8.

(10)                          Tr. at 1129–30 (Blessing). William Roger Blessing is in charge of strategy and development for the local division of Sprint Nextel. Tr. at 1123. Citations to specific pages of the lengthy trial transcript are meant to be illustrative, not exhaustive.

(11)         Tr. at 1130–31 (Blessing).

Those spectrum licenses incorporated build-out requirements.(12) In furtherance of both those requirements and Sprint’s desire to offer seamless wireless service nationwide, Sprint created what became known as the affiliate program.(13) “Affiliates” were third parties who agreed to build out and operate the Sprint PCS network in secondary and tertiary markets in return for, among other benefits, the right to use the spectrum licenses and the right to use the Sprint PCS brands.(14) The Affiliates were to be Sprint PCS in their service areas(15) and “were going to function in their service areas as Sprint PCS.”(16) In other words, a customer would be unable to distinguish between a portion of the Sprint PCS network operated by Sprint and a portion of the network operated by an Affiliate.(17)

C.            Sprint PCS Network Technology versus Nextel Network Technology

Around the same time that Sprint PCS developed its nationwide network, Nextel developed a nationwide network of its own.(18) The Nextel network operates in the 700-

(12)         Tr. at 1132, 1181 (Blessing).

(13)         Tr. at 1133–34, 1177, 1181 (Blessing).

(14)         Tr. at 1134–36 (Blessing).

(15)                          PX 99 at 10 (Sprint PCS Affiliation Program Financing presentation); Tr. at 1270– 71, 1347 (Mateer). Thomas Mateer was Vice President of Strategic Development for Sprint PCS in the mid-1990s and later became Vice President of Affiliations and Private Label Solutions at Sprint. In the latter role, he was the head of the affiliate program and negotiated many of the affiliate agreements. Mateer left Sprint in November 2005. Tr. at 1236, 1239–44.

(16)         Tr. at 1271 (Mateer).

(17)         Tr. at 1273 (Mateer).

(18)                          Tr. at 1563–65 (West) (describing development of Nextel network from 1994 to 1999). Barry John West was the Chief Technology Officer at Nextel for the ten

900 MHz frequency range using integrated Digital Enhanced Network (“iDEN”) technology.(19) In contrast, the Sprint PCS network operates in the 1900 MHz frequency range using Code Division Multiple Access (“CDMA”) technology.(20) Although technologically very different, the CDMA and iDEN networks deliver virtually identical customer experiences.(21)

D.            Horizon and Bright Become Sprint Affiliates(22)

In 1997, Horizon owned its own wireless spectrum licenses and provided wireless telephone service as an independent company, but it was having trouble financing its operations. After approximately nine months of negotiation, in June 1998, Horizon and years preceding the merger of Sprint and Nextel; he is currently the Chief Technology Officer of Sprint Nextel. Tr. at 1559–60.

(19)         Joint Pretrial Order ¶ II.9.

(20)         Id. ¶ II.12.

(21)                          Tr. at 359–60 (Zylka) (testifying that “[t]o the average user, the technology we use is transparent. They sound the same. The differences are really from a technology standpoint, not a user’s experience.”). David Lawrence Zylka was UbiquiTel’s Chief Technology Officer. Tr. at 347. The only relevant exception concerns the networks’ push-to-talk products. See infra Section II.C.2.

(22)                          At one point there were at least 17 Affiliates. Tr. at 2150 (Nielsen) (testifying that there were at least 17 or 18 original Affiliates); Tr. at 32 (Harris) (testifying that there were 17 or 18 original Affiliates). Steven Nielsen is the Chief Transition Officer at Sprint Nextel. Tr. at 2115–16. Donald Allen Harris was the Chief Executive Officer and Chairman of the Board of UbiquiTel. Before the merger of Sprint and Nextel, Horizon and Bright were two of the twelve remaining Affiliates. DX 89 at 6061 (Affiliate Situation Overview) (Dec. 3, 2004). As of the trial of this matter, only five Affiliates remained including UbiquiTel. Tr. at 32 (Harris).

Sprint reached an agreement whereby Horizon would return its spectrum licenses to the FCC and become a Sprint PCS Affiliate.(23)

In contrast to Horizon, Bright was formed “to be a Sprint affiliate.”(24) After several months of negotiation, Bright became a Sprint PCS Affiliate in October 1999.(25) In June 2000, Horizon’s parent company acquired Bright.(26) Today, Horizon and Bright operate portions of the Sprint PCS network in parts of Ohio, West Virginia, Maryland, Pennsylvania, New York, Tennessee, Indiana and Michigan.(27)

E.            The Affiliate Agreements

Both Horizon and Bright entered into a Sprint PCS Management Agreement (“Management Agreement”),(28) two Sprint Trademark and Service Mark License Agreements (“Trademark Agreements”)(29) and a Sprint PCS Services Agreement

(23)                          Tr. at 611–13 (McKell). William Alan McKell was the Chief Executive Officer of Horizon’s parent company, Horizon PCS, from its inception as a wireless carrier in 1997 until its merger with iPCS, Inc. in 2005. He negotiated Horizon’s Affiliate agreement with Sprint PCS. Tr. at 608–10, 612.

(24)                          Tr. at 551 (Rekers). Mark Rekers was the secretary of Bright and ran its day-to-day operations from its creation until Horizon PCS purchased it in 2000. Tr. at 552, 568–69.

(25)         Tr. at 553 (Rekers).

(26)         Tr. at 568–69 (Rekers).

(27)         Joint Pretrial Order ¶ II.18.

(28)                          JX 7 (Sprint PCS Management Agreement between Sprint Spectrum L.P. and SprintCom, Inc. and Horizon); JX 13 (Sprint PCS Management Agreement between Wirelessco, L.P., SprintCom, Inc. and Sprint Spectrum L.P. and Bright).

(29)                          JX 10 (Sprint Trademark and Service Mark License Agreement between Sprint Communications Co., L.P. and Horizon); JX 11 (Sprint Spectrum Trademark and

(“Services Agreement”).(30) The parties have amended in writing the Horizon Management Agreement eight times,(31) and the Bright Management Agreement four times.(32) Together, these highly detailed contracts (collectively, the “Agreements”) govern the relationship between Horizon and Bright on the one side and the Sprintentities on the other. A number of contractual provisions are relevant to this dispute.(33)

1.             The Management Agreement

Horizon and Bright have four basic obligations under the Management Agreement: 1) “to construct and manage the Service Area Network in compliance with the License and in accordance with the terms of this agreement;” 2) “to distribute continuously during the Term the Sprint PCS Products and Services(34) and to establish

Service Mark License Agreement between Sprint Spectrum L.P. and Horizon); JX 16 (Sprint Trademark and Service Mark License Agreement between Sprint Communications Co., L.P. and Bright); JX 17 (Sprint Spectrum Trademark and Service Mark License Agreement between Sprint Spectrum L.P. and Bright).

(30)                          JX 12 (Sprint PCS Services Agreement between Sprint Spectrum L.P. and Horizon); JX 18 (Sprint PCS Services Agreement between Sprint Spectrum L.P. and Bright).

(31)         Joint Pretrial Order ¶ II.15; JX 9.01–9.08.

(32)         Joint Pretrial Order ¶ II.15; JX 15.01–15.04.

(33)         The Horizon and Bright Agreements do not vary in any respect material to this dispute.

(34)         The Schedule of Definitions for the Agreements defines “Sprint PCS Products and Services” as all types and categories of wireless communications services and associated products that are designated by Sprint PCS . . . as products and services to be offered by Sprint PCS, Manager and all Other Managers as the products and services of the Sprint PCS distribution channels in the Service Area;” 3) “to conduct continually during the Term advertising and promotion activities in the Service Area;” and 4) to manage Sprint PCS customers assigned them by Sprint.(35)

Section 2.3 of the Management Agreement provides Horizon and Bright with certain exclusivity rights. To wit,

[Horizon or Bright] will be the only person or entity that is a manager or operator for Sprint PCS with respect to the Service Area and neither Sprint PCS nor any of its Related Parties will own, operate, build or manage another Wireless Mobility Communications Network in the Service Area so long as this agreement remains in full force and effect and there is no Event of Termination that has occurred giving Sprint PCS the right to terminate the agreement . . . .(36)

The remainder of section 2.3 specifies the following exceptions, among others, to Plaintiffs’ exclusivity rights:

(a) Sprint PCS may cause Sprint PCS Products and Services to be sold in the Service Area through the Sprint PCS

Network for fixed and mobile voice, short message and other data services under the FCC’s rules for broadband personal communications services . . . .

JX 8 at 11 (Horizon Schedule of Definitions); JX 14 at 11 (Bright Schedule of Definitions). The Affiliates are referred to as “Manager” throughout the Agreements.

(35)                          JX 7 § 1.1; JX 13 § 1.1. Unless otherwise noted immediately after a citation to JX 7 § x.y (the Horizon Management Agreement), the same section in JX 13 (the Bright Management Agreement) would be pertinent.

(36)                          JX 7 § 2.3; JX 9.08 at 10 (Mar. 16, 2005) (Addendum VIII to the Horizon Management Agreement) (capitalizing Wireless Mobility Communications Network); JX 13 § 2.3; JX 15.04 at 86 (Mar. 16, 2005) (Addendum IV to the Bright Management Agreement) (defining Wireless Mobility Communications Network using initial capital letters).

National Accounts Program Requirements and Sprint PCS National or Regional Distribution Program Requirements;

(b) A reseller of Sprint PCS Products and Services may sell its products and services in the Service Area . .. . .(37)

The Schedule of Definitions defines Sprint PCS as

any or all of the following Related Parties who are License holders or signatories to the Management Agreement: Sprint Spectrum L.P. [], WirelessCo, L.P. [], SprintCom, Inc. [], PhillieCo Partners I, L.P. [], PhillieCo, L.P. [], Sprint Telephony PCS, L.P. [], Sprint PCS License L.L.C. [], American PCS Communications LLC [] and APC PCS, LLC [].(38)

Wireless Mobility Communications Network means “a radio communications system operating in the 1900 MHz spectrum range under the rules designated as Subpart E of Part 24 of the FCC’s rules.”(39)

Section 12.2 of the Management Agreement governs the handling of “Confidential Information.” It provides, in pertinent part:

Except as specifically authorized by this agreement, each of the parties must, for the Term and 3 years after the date of termination of this agreement, keep confidential, not disclose to others and use only for the purposes authorized in this agreement, all Confidential Information disclosed by the other party to the party in connection with this agreement . . . .(40)

(37)         JX 7 § 2.3.

(38)         JX 9.08 at 87–88; JX 15.04 at 84.

(39)         JX 9.08 at 89; JX 15.04 at 86.

(40)                          JX 7 § 12.2; JX 15.04 § 12.2 (extending obligation to keep information disclosed pursuant to Bright’s Management Agreement confidential to the Term plus five years).

The remainder of the section sets out certain exceptions to the parties’ obligations.

Finally, section 1.8 of the Management Agreement provides that “[e]ach party must perform its obligations under this agreement in a diligent, legal, ethical, and professional manner,”(41) while section 17.22 states that the “provisions of each [Trademark Agreement] governs [sic] over those of this agreement if the provisions contained in this agreement conflict with analogous provisions in the [Trademark Agreements].”(42) Section 17.7 provides that together the Management Agreement, Trademark Agreements and Services Agreement “set forth the entire agreement and understanding between the parties as to the subject matter of this agreement . . . .”(43)

‘Confidential Information’ means all Program Requirements, guidelines, standards, and programs, the technical, marketing, financial, strategic and other information provided by each party under the Management Agreement, Services Agreement, and Trademark License Agreements, and any other information disclosed by one party to the other party pursuant to the Management Agreement, Services Agreement, and Trademark License Agreements that is not specifically excluded by Section 12.2of the Management Agreement. In addition to the preceding sentence, “Confidential Information” has the meaning set forth in Section 3.1 of the [Trademark Agreements].

JX 8 at 2; JX 14 at 2.

(41)         JX 7 § 1.8.

(42)         JX 7 § 17.22.

(43)         JX 7 § 17.7.

2.             The Trademark Agreements

The Trademark Agreements provide Plaintiffs with the right to use the Sprint and Sprint PCS brands and related service marks.(44) The granting clause provides:

Subject to the terms and conditions hereof, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, for the term of this agreement, a non-transferable, royalty-free license to use the Licensed Marks solely for and in connection with the marketing, promotion, advertisement, distribution, lease or sale of Sprint PCS Products and Services and Premium and Promotional Items in the Service Area.(45)

In section 4.1, Horizon and Bright “acknowledge Licensor’s exclusive right, title and interest in and to the Licensed Marks and acknowledge that nothing herein shall be construed to accord to Licensee any rights in the Service Area in the Licensed Marks except as expressly provided herein.”(46) Plaintiffs further agree that “the goodwill symbolized by and connected with such use of the Licensed Marks will inure solely to the benefit of the Licensor.”(47)

(44)                          JX 10 at Recitals ¶ 1; JX 11 at Recitals ¶ 1; JX 16 at Recitals ¶ 1; JX 17 at Recitals ¶ 1; JX 8 at 1, 9; JX 14 at 2 (defining “Brands” as the “Sprint PCS Brands and Sprint Brands”), 10 (defining “Sprint Brands” as the “‘Licensed Marks’ as that term is defined under the Sprint Trademark and Service Mark License Agreement”). Unless otherwise noted immediately after a citation to JX 10 § x.y (the first of the Horizon Trademark Agreements), the same section(s) in JX 11 (the second of the Horizon Trademark Agreements), JX 16 (the first of the Bright Trademark Agreements) and JX 17 (the second of the Bright Trademark Agreements) are pertinent.

(45)         JX 10 § 1.1.

(46)         JX 10 § 4.1.

(47)         JX 10 § 4.1.

Article 3 of the Trademark Agreements governs Confidential Information.

Section 3.1 provides:

Licensor and Licensee and their respective Controlled Related Parties . . . shall cause their respective officers and directors .. . to, and shall take all reasonable measures to cause their respective employees, attorneys, accountants, consultants and other agents and advisors (collectively, and together with their respective officers and directors, “Agents”) to, keep secret and maintain in confidence the terms of this agreement and all confidential and proprietary information and data of the other party or its Related Parties disclosed to it (in each case, a “Receiving Party”) in connection with the performance of its obligations under this agreement (the “Confidential Information”) and shall not, and shall cause their respective officers and directors not to, and shall take all reasonable measures to cause their respective other Agents not to, disclose Confidential Information to any Person other than the parties, their Controlled Related Parties and their respective Agents that need to know such Confidential Information. Each party further agrees that it shall not use the Confidential Information for any purpose other than determining and performing its obligations and exercising its rights under this agreement.(48)

Section 3.2 sets out certain exceptions to these obligations.

The Schedule of Definitions defines “Controlled Related Party” as the Parent of any Person and each Subsidiary of such Parent. As used in Section 1.2 and Article 3 of the [Trademark Agreements], the term “Controlled Related Party” will also include any Related Party of a Person that such Person or its Parent can directly or indirectly unilaterally cause to take or refrain from taking any of the actions required, prohibited or otherwise restricted by such Section, whether through ownership of voting securities, contractually or otherwise.(49)

(48)         JX 10 § 3.1.

(49)         JX 8 at 2; JX 14 at 2.

Similarly, “Related Party” means

with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Person. For purposes of the Management Agreement, Sprint Spectrum, SprintCom, American PCS Communications, LLC, PhillieCo Partners I, L.P., and Cox Communications PCS, L.P. will be deemed to be Related Parties. For purposes of this definition, the term “controls” (including its correlative meanings “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.(50)

F.            Sprint Helps the Affiliates Raise Capital and the Affiliates Perform According to the Agreements

In the late 1990s, Sprint employees gave presentations about the Affiliate program to potential investors to help the Affiliates raise capital.(51) In one of those presentations, Sprint represented that an “Affiliate is Sprint PCS in their Service Area” and that an “Affiliate has full and exclusive right to use the Sprint PCS brand.”(52) In another presentation, Sprint used a slide that read, in part: “Exclusive within Affiliate Service Area: Use of all available spectrum.”(53)

Horizon and Bright did raise significant capital and eventually spent approximately $300 million building out the Sprint PCS Network in their Service

(50)         JX 8 at 8; JX 14 at 9.

(51)         Tr. at 408–09 (Yager); Tr. at 21 (Harris).

(52)         PX 99 at 10 (Sprint PCS Affiliation Program Financing presentation) (Apr. 26, 1999).

(53)         PX 542 at 5369 (Sprint PCS Affiliate Program presentation) (undated).

Areas.(54) From 1998 to 2005, Horizon and Bright also spent approximately $33.5 million on local advertising and promotion of Sprint PCS.(55) Ultimately, Sprint, with the help of the Affiliates, built its nationwide wireless network(56) and achieved the objectives of the affiliate program.(57)

G.            The Sprint PCS and Sprint Brands

Initially, Sprint directed the Affiliates to brand Sprint PCS Products and Services as “Sprint PCS.”(58) In mid-2002, Sprint decided to eliminate the Sprint PCS brand and to use the Sprint brand as its “master brand.”(59) Accordingly, Sprint told the Affiliates that “PCS should never follow Sprint” and that the red diamond Sprint logo was the graphical representation of the new master brand.(60) The Affiliates, like Sprint, used the Sprint brand and the red diamond logo until the merger.

(54)         Tr. at 396 (Yager); Tr. at 631 (McKell).

(55)         Tr. at 632 (McKell).

(56)         Tr. at 1178–79 (Blessing).

(57)                          Forsee Dep. at 107. Gary Forsee was Chief Executive Officer and Chairman of the Board of Directors of Sprint and is now Chief Executive Officer and President of Sprint Nextel. Id. at 7–8.

(58)         Tr. at 215 (Russell). Dean E. Russell was UbiquiTel’s Chief Operating Officer. Tr. at 194.

(59)         PX 136; Tr. at 633–34 (McKell).

(60)         PX 136 at 31607 (Interim Masterbrand and PCS Vision Standard Guidelines) (June 6, 2002).

H.            The Sprint Nextel Merger

On December 15, 2004, Sprint and Nextel announced that they had agreed to merge. That same day, Sprint held a conference call with the Affiliates to discuss the Affiliates’ role post-merger.(61) Sprint recognized that the addition of the Nextel iDEN network would change the dynamic of its relationship with the Affiliates,(62) but it believed it could renegotiate its agreements with the Affiliates by the time the merger closed.(63) In February 2005, Sprint began discussing the possibility of “reaffiliation” with the Affiliates, but the negotiations slowed considerably after a March meeting.(64)

On July 13, 2005, the shareholders of Sprint and Nextel voted to approve the merger. On July 22, Horizon and Bright sought preliminary injunctive and declaratory relief to prevent alleged imminent breaches of their exclusivity and confidentiality rights. To avoid preliminary injunction proceedings, Sprint and Horizon and Bright entered into a Forebearance Agreement on July 28.(65) On August 12, Nextel merged with and into a

(61)         Tr. at 453 (Yager); Tr. at 2161 (Nielsen).

(62)                          Tr. at 2161 (Nielsen) (testifying that Sprint “wanted to work to a win-win reaffiliation that would give [the Affiliates] the opportunity to have an affiliate program under the new Sprint Nextel umbrella”).

(63)                          Tr. at 2186–88 (Nielsen); Tr. at 459 (Yager) (“[T]he Affiliates felt it was critical to get our differences resolved before they closed their merger. Sprint gave us reassurance after reassurance that that was their goal and objective, as well.”).

(64)                          Tr. at 454 (Yager); Tr. at 2176–77 (Nielsen). By “reaffiliation,” the parties meant that “in some form or fashion [Sprint Nextel] would transfer the economics of the iDEN business to [the Affiliates] . . . .” Tr. at 2178 (Nielsen).

(65)         PX 4 at Recitals ¶ C; id. §§ 3.1, 3.2.

wholly-owned subsidiary of Sprint and Sprint changed its name to Sprint Nextel.(66) Both Sprint Nextel and its wholly-owned Nextel Communications, Inc. subsidiary (“Nextel Communications”) are Related Parties under the Management Agreement.(67)

I.             Sprint Nextel Adopts “Sprint” as its Master Brand and Creates a New Logo

In 2005, Sprint Nextel decided to use “Sprint” as the new company’s master brand.(68) Brands like “Nextel” and “Sprint PCS” became product brands under the larger Sprint master brand umbrella.(69) Sprint Nextel also adopted a new yellow and black logo that reads “Sprint — Together with Nextel.”(70) A new “wave” logo appears to the right of the word “Sprint” and above the “Together with Nextel” text.(71)

At Sprint Nextel’s direction, the Affiliates re-branded their stores and collateral with the new Sprint wave logo, but without the “Together with Nextel” text.(72) Outside of the Affiliates Service Areas, Sprint Nextel has re-branded both legacy Sprint and legacy Nextel stores with the new yellow and black, “Sprint — Together with Nextel” wave

(66)         Joint Pretrial Order ¶ II.22.

(67)         Id. ¶ II.23.

(68)         Tr. at 981–82 (Lauer). Len Lauer is the Chief Operating Officer of Sprint Nextel. Tr. at 960.

(69)         Tr. at 981 (Lauer).

(70)         PX 432.

(71)         Id.

(72)                          Tr. at 215, 220 (Russell); PX 817F (picture of the interior of UbiquiTel’s Blackstone store) (Dec. 2005); PX 817H (picture of the interior of UbiquiTel’s Modesto store) (Dec. 2005).

logo.(73) Inside the Affiliates’ Service Areas, Sprint Nextel has not re-branded the legacy Nextel stores because the Forebearance Agreement prohibits it, but Sprint Nextel intends to re-brand them.(74)

J.             The Forebearance Agreement

The Forebearance Agreement governs Sprint Nextel’s handling of Horizon and Bright’s confidential information, Sprint Nextel’s use of the brands, Sprint Nextel’s distribution of CDMA products in Plaintiffs’ Service Areas and certain Sprint Nextel marketing activities during the pendency of this dispute. Specifically, the agreement restricts access to Plaintiffs’ Confidential Information to the Affiliate Group at Sprint Nextel regardless whether Horizon and Bright provide the information to Sprint Nextel pursuant to the Management Agreement or the Trademark Agreements.(75) The term Affiliate Group does not appear in any of the Agreements. The Forebearance Agreement, however, defines “Affiliate Group” as “employees of Sprint Corporation and its Subsidiaries who are housed in and work out of (a) the Affiliate Relations Group, (b) the

(73)         Tr. at 1055 (Lauer).

(74)         Tr. at 1090 (Lauer).

(75)                          PX 4 §§ 2.1(a), 2.1(d)–2.1(h). The agreement makes an exception for “aggregated” information. See, e.g., id. § 2.1(d) (“unless such information is aggregated with subscriber and financial information of the other Sprint PCS Affiliates on a basis that does not permit identification of the iPCS Affiliate-specific information”); § 2.1(e) (“unless such information is aggregated with information from the other Sprint PCS Affiliates on a basis that does not permit identification of the iPCS Affiliate-specific information”).

Affiliate/PLS-Plan & Strategy Group or (c) the Affiliate/PLS-Client Service/Technology Group, each as currently structured within Sprint Corporation.”(76)

The Forebearance Agreement also prohibits Sprint Nextel from using the iDEN network to provide CDMA products and services in Plaintiffs’ Service Areas, from selling CDMA products and services in Plaintiffs’ Service Areas and from re-branding Nextel’s stores as Sprint Nextel stores in Plaintiffs’ Service Areas.(77) The agreement prohibits Sprint Nextel from using bill inserts or promotional offers to entice Plaintiffs’ customers to become Sprint Nextel iDEN customers, from waiving termination fees to entice Plaintiffs’ customers to become Sprint Nextel iDEN customers and from integrating its national sales teams in Plaintiffs’ Service Areas.(78) Further, Sprint Nextel must print a disclaimer on any national advertising that might reach Plaintiffs’ Service Areas to let readers know that iDEN products are only available at certain retail locations, i.e., the stores previously owned by Nextel but not Plaintiffs’ stores.(79) Finally, the parties agreed that the Forebearance Agreement constitutes neither an admission by Sprint Nextel as to the scope of Plaintiffs’ rights under the Management Agreement nor an admission by Sprint Nextel that the terms were necessary to avoid breach of the Management Agreement.(80)

(76)         PX 4 § 1.1.

(77)         PX 4 §§ 2.2, 2.4, 2.5.

(78)         PX 4 §§ 2.7, 2.8, 2.9.

(79)         PX 4 § 2.7(b).

(80)         PX 4 § 4.3.

K.            Relief Sought by Horizon and Bright

Horizon and Bright seek a declaration 1) that use of the Sprint brand and marks to promote iDEN products and services and the re-branding of Nextel stores with the new Sprint logo in their Service Areas violates their contractual rights, 2) that six specific acts — Sprint Nextel’s failure to support Ready Link, the sale of iDEN products and services at Radio Shacks in Plaintiffs’ Service Areas, the sale of dual-mode phones with voice service on the iDEN network, the waiver of early termination fees for customers switching from Plaintiffs to Sprint Nextel iDEN service, Sprint Nextel’s national business account representatives offering both CDMA and iDEN products and services in Plaintiffs’ Service Areas and the use of bill inserts to entice Plaintiffs’ customers to become Sprint Nextel iDEN customers — will violate their express and implied rights under the Management Agreement and 3) that Sprint Nextel may not disclose their confidential information to anyone outside of the Affiliate Group.

Plaintiffs also seek a permanent injunction barring Sprint Nextel from engaging in any of those acts and requiring Sprint Nextel to provide periodic reports to them describing each step taken to prevent disclosure of and limit use of Plaintiffs’ confidential information and report any and all disclosure or use of their confidential information by persons outside the Affiliate Group. Finally, Plaintiffs seek a declaration that Nextel tortiously interfered with their contracts with Sprint and that all defendants conspired to breach Plaintiffs’ contracts with Sprint.

L.            Plaintiffs’ Abandoned Claim

Plaintiffs originally sought a declaration that the mere operation of the iDEN network by Sprint Nextel in their Service Areas would violate the exclusivity rights provided them by section 2.3 of the Management Agreement.(81) Plaintiffs maintained this claim through trial,(82) but abandoned it in post-trial briefing and at argument. It is thus undisputed at this point that Sprint Nextel may operate the iDEN network nationwide.(83) It also is undisputed that Sprint Nextel may use the Sprint brand and marks to promote iDEN products and services and re-brand legacy Nextel stores with the new Sprint logo outside Plaintiffs’ Service Areas. The only brand and marks issues in dispute are whether

(81)                          See, e.g., Complaint ¶¶ 58–60, 64, 80, 86–88; Pls.’ Joint Br. Opposing Sprint Defs.’ Mot. for Partial Summ. J. at 5 (“The exclusivity right granted through the manager/operator clause of §2.3 was for Sprint’s entire wireless business, with the intention that Plaintiffs would be Sprint’s wireless presence in their respective territories.”) (emphasis in original); Pls.’ Joint Pretrial Br. at 25 (“Sprint is currently breaching the Management Agreements by operating iDEN, a competing wireless network, in Plaintiffs areas. . . . [T]he prohibition against Sprint managing or operating in Plaintiffs’ service areas extends to all wireless networks, including an iDEN-based network operating outside the 1900 MHz band.”).

(82)                          Several of Plaintiffs’ witnesses testified that they believed the Agreements provided Plaintiffs the exclusive right to operate Sprint Nextel’s entire wireless business in their Service Areas, regardless of the form it took or the spectrum on which it operated. See, e.g., Tr. at 401–02 (Yager) (“That was one of the fundamental tenets of any discussion we had prior to signing, that we are Sprint in the territory.”); Tr. at 560 (Rekers) (“I understood, as did other people, [section 2.3 of the Management Agreement] to mean that Sprint would not compete with us in this territory under any wireless products.”).

(83)                          Emerald Partners v. Berlin, 2003 WL 21003437, at *43 (Del. Ch. Apr. 28, 2003) (“It is settled Delaware law that a party waives an argument by not including it in its brief.”); In re IBP, Inc. S’holders Litig., 789 A.2d 14, 62 (Del. Ch. 2001) (finding that a party waived an argument by not addressing it in its opening post-trial brief).

in Plaintiffs’ Service Areas Sprint Nextel may use the Sprint brand and marks to promote iDEN products and services or re-brand legacy Nextel stores with the new Sprint logo.

II.            ANALYSIS

A.            Choice of Law

The Management Agreement contains a choice of law clause that provides for the application of Kansas law to questions of “the validity of this agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.”(84) Kansas law therefore governs the parties’ dispute.(85)

B.            Use of the Sprint Brand and Marks in Plaintiffs’ Service Areas

Plaintiffs contend that Sprint Nextel’s use of the Sprint brand and marks to promote iDEN products and services in their Service Areas along with Sprint Nextel’s plan to re-brand legacy Nextel stores in their Service Areas with the new Sprint logo violate both the Management and Trademark Agreements. Alternatively, Horizon and Bright argue that these actions violate both an express duty of good faith and fair dealing contained in the Management Agreement and the implied duty of good faith and fair dealing.

(84)         JX 9.08 § 17.12.1; JX 15.04 § 17.12.1.

(85)                          See J.S. Alberici Constr. Co. v. Mid-West Conveyor Co., 750 A.2d 518, 520 (Del. 2000) (“Delaware courts will generally honor a contractually-designated choice of law provision so long as the jurisdiction selected bears some material relationship to the transaction.”) (internal citation omitted). The Trademark Agreements’ selection of Missouri law, JX 10 § 15.8, does not control because the most recent addendum to the Management Agreement specifically provides that its terms “control over any conflicting terms and provisions contained in the . . . [Trademark Agreements],” JX 9.08 at 2; JX 15.04 at 2.

1.             Sprint Nextel’s use of the Sprint brand and marks in Plaintiffs’ Service Areas does not violate any express provisions of either the Management Agreement or of the Trademark Agreements

a.             Management Agreement sections 1.1, 2.3, 5.1 and 6.1

Plaintiffs argue that together sections 1.1, 2.3, 5.1 and 6.1 of the Management Agreement prohibit Sprint Nextel from using the Sprint brand and marks to promote iDEN products and services and from re-branding legacy Nextel stores with the new Sprint logo in their Service Areas. Plaintiffs’ argument fails because these sections either do not address their or Sprint Nextel’s right to use the Sprint brand or marks or do not restrict Sprint Nextel’s use of the brand or marks.

Section 1.1 of the Management Agreement recites Horizon and Bright’s four basic obligations under the agreement,(86) while section 2.3 provides Horizon and Bright with certain exclusivity rights with respect to the management and operation of the Sprint PCS network.(87) Section 6.1 of the Management Agreement provides that “Sprint PCS is responsible for (a) all national advertising and promotion of the Sprint PCS Products and Services . . . and (b) all advertising and promotion of the Sprint PCS Products and Services in the markets where Sprint PCS operates without the use of a Manager.”(88) These sections never mention or refer to the Sprint brand or marks.

Section 5.1 of the Management Agreement governs Horizon and Bright’s use of the brand and requires them a) to enter into the Trademark Agreements, b) to use the

(86)         See supra n.35 and accompanying text.

(87)         See supra n.36 and accompanying text.

(88)         JX 7 § 6.1.

brand exclusively in the “marketing, promotion, advertisement, distribution, lease or sale of any Sprint PCS Products and Services within the Service Area” and c) not to promote any of the Sprint PCS Products and Services using a “private label” or anything but the Sprint and Sprint PCS brands.(89) Finally, section 5.1(d) permits Plaintiffs to market Sprint PCS Products and Services bearing the brand in conjunction with their own products and services that “bear a different brand or trademark.”(90) This section restricts Plaintiffs’ use of the Sprint brand and marks; it does not, however, restrict Sprint Nextel’s use of them.

“The primary rule in interpreting written contracts is to ascertain the intent of the parties.”(91) “Where contract terms are plain and unambiguous, the intention of the parties and the meaning of the contract are determined from the contract itself.”(92)
“[T]he fact that the parties differ as to what an unambiguous contract requires does not force this court to find that the contract was, in fact, ambiguous.”(93) Rather, to be ambiguous, “a contract must contain provisions or language of doubtful or conflicting meaning, as gleaned from a natural and reasonable interpretation of its language.”(94) With respect to the Sprint brand and marks, sections 1.1, 2.3, 5.1 and 6.1 of the Management Agreement

(89)                          JX 7 § 5.1.

(90)                          Id.

(91)                          Liggatt v. Employers Mut. Cas. Co., 46 P.3d 1120, 1125 (Kan. 2002).

(92)                          Gray v. Manhattan Med. Ctr., Inc., 18 P.3d 291, 298–99 (Kan. App. 2001) (internal citation omitted).

(93)                          Ryco Packaging Corp. of Kan. v. Chapelle Int’l Ltd., 926 P.2d 669, 674 (Kan. App. 1996).

(94)                          Steinle v. Knowles, 961 P.2d 1228, 1233 (Kan. 1998) (internal quotation omitted).

are plain and unambiguous. Three of the sections do not even mention or refer to the brand or marks, while the fourth imposes a restriction on Plaintiffs’ use of them.

Read in conjunction, these sections provide Plaintiffs nothing more than a right, and, correspondingly, impose a requirement, to use the Sprint brand and marks to perform their obligation to market Sprint PCS Products and Services in their Service Areas. The sections’ plain language cannot be read to limit Sprint Nextel’s use of the Sprint brand or marks or to provide Plaintiffs with any exclusivity as to them in their Service Areas, except as to Sprint PCS Products and Services.(95) As such, Plaintiffs’ argument that sections 1.1, 2.3, 5.1 and 6.1 of the Management Agreement prohibit Sprint Nextel from using the Sprint brand and marks to promote iDEN products and services in their Service Areas and from re-branding legacy Nextel stores in their Service Areas with the new Sprint logo fails. One or more of these provisions, however, do prevent Sprint Nextel from selling Sprint PCS Products and Services in the legacy Nextel stores.

b.                                      Trademark Agreement section 11.4

Plaintiffs next argue that section 11.4 of the Trademark Agreement, read in conjunction with sections 3.1, 4.4 and 5.1 of the Management Agreement, prohibits Sprint Nextel from using the Sprint brand to promote iDEN products and services and from re-branding legacy Nextel stores with the new Sprint logo in their Service Areas

(95)                          As the exclusive provider, with limited exceptions, of Sprint PCS Products and Services in their Service Areas, JX 7 § 2.3, Plaintiffs effectively have an exclusive license to use the Sprint brand to market Sprint PCS Products and Services in their Service Areas.

because the Sprint-branded iDEN products, services and stores would be confusingly similar to the Sprint-branded CDMA ones offered by Plaintiffs.

Section 11.4 of the Trademark Agreements provides in pertinent part:

Neither Licensor nor any of its Controlled Related Parties shall initiate any products or promotions under names which are confusingly similar to any names of national product offerings or promotions by Licensee. In addition, Licensor will use its commercially reasonable efforts to ensure that no third party licensee under the Licensed Marks initiates any products or promotions in the Service Area under names which are confusingly similar to any names of national product offerings or promotions by Licensee.(96)

None of the Agreements define “national product offerings or promotions by Licensee.” Plaintiffs contend that sections 3.1, 4.4 and 5.1 of the Management Agreement “establish that this term refers to Sprint’s national product offerings and promotions that Plaintiffs offer and support in their Service Areas.”(97) Therefore, Plaintiffs argue, Sprint Nextel cannot re-brand iDEN products and services and legacy Nextel stores because of the prohibition against confusingly similar products and promotions.

Section 3.1 of the Management Agreement provides that Horizon and Bright must offer for sale, promote and support all Sprint PCS Products and Services within the Service Area .. . . . Within the Service Area, [Plaintiffs] may only sell, promote and support wireless products and services that are Sprint PCS Products and Services or are other products and services authorized under Section 3.2. The Sprint PCS Products and

(96)                          JX 10 § 11.4. Sprint Nextel and its wholly owned Nextel Communications subsidiary are Controlled Related Parties for purposes of this section of the Trademark Agreements. See supra nn.49, 50 & 67.

(97)                          Pls.’ Joint Opening Post-Trial Br. (“POB”) at 29 (emphasis in original).

Services as of the date of this agreement are attached as Exhibit 3.1. Sprint PCS may modify the Sprint PCS Products and Services from time to time in its sole discretion by delivering to [Plaintiffs] a new Exhibit 3.1.(98)

Section 4.4 of the Management Agreement provides in pertinent part that Horizon and Bright “will offer and support all Sprint PCS pricing plans designated for regional or national offerings of Sprint PCS Products and Services . . . . Additionally, [Plaintiffs] may establish pricing plans for Sprint PCS Products and Services that are only offered in its local markets . . . .”(99)

From these sections, Plaintiffs conclude that the Management Agreement both requires them to “offer and support Sprint Nextel’s national product offerings and promotions”(100) using the Sprint brand and allows them to offer their own local pricing plans. Plaintiffs are correct insofar as they conclude that the Management Agreement both requires them to promote “all Sprint PCS Products and Services”(101) using the Sprint brand and allows them to offer their own pricing plans in their Service Areas. Sections 3.1, 4.4 and 5.1, however, do not use the term “national product offerings and promotions” as Plaintiffs appear to contend. Likewise, none of the three sections, whether read individually or collectively, define “national product offerings and promotions by Licensee,” as that term is used in section 11.4 of the Trademark

(98)                          JX 7 § 3.1 (underlining in original).

(99)                          JX 7 § 4.4.

(100)                   POB at 30.

(101)                   JX 7 § 3.1.

Agreements, to mean Sprint PCS Products and Services. In fact, “national product offerings and promotions by Licensee” cannot possibly mean Sprint PCS Products and Services because Horizon and Bright do not offer these products or services nationally.

Perhaps recognizing this textual shortcoming, Plaintiffs argue that sections 3.1, 4.4 and 5.1 must define national product offerings and promotions because they are the only sections to distinguish between national and local offerings. These sections distinguish between national and local offerings, however, to provide that Plaintiffs may offer their own pricing plans.

Read together,(102) the Management Agreement and Trademark Agreements make clear that “national product offerings and promotions by Licensee” refer to non-Sprint PCS Products and Services the Management Agreement permits Plaintiffs to offer. Sections 3.1 and 3.2 of the Management Agreement allow Plaintiffs to offer wireless products and services that are not Sprint PCS Products and Services so long as these other products and services, among other requirements, “do not cause distribution channel conflict with or consumer confusion regarding Sprint PCS’ regional and national offerings of Sprint PCS Products and Services” and “comply with the Trademark License

(102)                   See West v. Prairie State Bank, 436 P.2d 402, 405 (Kan. 1968) (“It is well settled in this jurisdiction that where two or more instruments are executed by the same parties contemporaneously, or even at different times in the course of the same transaction, and concern the same subject matter, they will be read and construed together so far as determining the respective rights and interests of the parties . . . .”) (internal citation omitted).

Agreements.”(103) Further, non-Sprint PCS Products and Services must not be “confusingly similar to Sprint PCS Products and Services.”(104)

Section 5.1 of the Management Agreement acknowledges Plaintiffs’ right to offer non-Sprint PCS Products and Services and provides Plaintiffs the right to offer these products with Sprint PCS Products and Services.(105) Finally, section 10.3 of the Trademark Agreements prohibits Horizon or Bright from using “any trademark or service mark which is confusingly similar to, or a colorable imitation of, the Licensed Marks orany part thereof . . . .”(106)

Together, the plain and unambiguous language of the Management and Trademark Agreements establishes the rules under which Plaintiffs may offer their own products and services. Section 11.4 affords Plaintiffs some protection in so doing, i.e., Sprint Nextel may not “initiate any products or promotions under names which are confusingly similar to any names of national product offerings or promotions by [Plaintiffs].”(107)

(103)                   JX 9.08 at 18; JX 15.04 at 16.

(104)                   JX 9.08 at 18; JX 15.04 at 17.

(105)                   JX 7 § 5.1(d) (“The provisions of this Section 5.1 do not prohibit [Plaintiffs] from including Sprint PCS Products and Services under the Brands within the Service Area as part of a package with its other packages and services that bear a different brand or trademark. The provisions of this Section 5.1 do not apply to the extent that they are inconsistent with applicable law or in conflict with the [Trademark Agreements].”).

(106)                   JX 10 § 10.3.

(107)                   Plaintiffs’ argument that this interpretation of section 11.4 of the Trademark Agreements “makes no sense because none of the ‘protections’ purportedly afforded by Section 11.4 would have anything to do with the subject matter of the Trademark Agreements or the Management Agreements,” POB at 35, cannot stand

2.                                      Sprint Nextel’s planned use of the Sprint brand in
                                                Plaintiffs’ Service Areas will breach the implied duty of
                                                good faith and fair dealing

a.                                      Section 1.8 of the Management Agreement

Plaintiffs argue that section 1.8 of the Management Agreement imposes on the parties an express duty of good faith and fair dealing.(108) Horizon and Bright failed to cite a case either construing such a provision as an express duty of good faith and fair dealing or holding that such a provision imposes on the parties any duties beyond those read into contracts by the implied duty of good faith and fair dealing. Indeed, Plaintiffs effectively in the face of the cited provisions that explicitly contemplate Plaintiffs offering non-Sprint PCS Products and Services. Plaintiffs further argue that this interpretation leaves them without protection for their “core function under the Management Agreements (i.e., offering and supporting Sprint’s national offerings).” Pls.’ Joint Post-Trial Reply Br. (“PRB”) at 11. Yet, section 5.2 of the Trademark Agreements, a section cited by Plaintiffs, contradicts their argument. Section 5.2 provides that “[i]n the event Licensor grants to any third party any licenses or rights with respect to the Licensed Marks, Licensor shall not . . . take any actions, or suffer any omission that would . . . conflict with the rights granted to Licensee hereunder.” JX 10 § 5.2. Thus, section 5.2 demonstrates that the parties knew how to afford Plaintiffs protection with respect to their interest in the brands and their rights provided by the Trademark Agreements. Therefore, the Court will not read into the contract anything more than Plaintiffs bargained for and received. See Metropolitan Life Ins. Co. v. Strnad, 876 P.2d 1362, 1366 (Kan. 1994) (recognizing the maxim expressio unius est exclusio alterius); Connolly v. Samuelson, 671 F. Supp. 1312, 1318 (D. Kan. 1987) (applying Kansas law) (“Courts will not imply covenants or terms, where the subject matter thereof is expressly covered by the contract, or as to which the contract is intentionally silent, or which is against the overall intention of the parties, as garnered from the entire instrument.”) (internal citation omitted); Cline v. Angle, 532 P.2d 1093, 1097 (Kan. 1975) (“Words cannot be read into an agreement which impart an intent wholly unexpressed when the agreement was executed.”) (internal citation omitted).

(108)                   POB at 26.

conceded the latter point at post-trial argument.(109) The Court therefore concludes that section 1.8 imposes no duties on the parties other than those read into the Agreements by the implied duty of good faith and fair dealing and will not separately address this argument or contractual provision.

b.                                      The implied duty of good faith and fair dealing

“Kansas courts impose a duty of good faith and fair dealing in every contract.”(110) Pursuant to this duty, “[p]arties shall not ‘intentionally and purposely do anything to prevent the other party from carrying out his part of the agreement, or do anything which will have the effect of destroying or injuring the right of the other party to receive the fruits of the contract.’”(111) The purpose of the duty “is to protect the reasonable expectations of the parties.”(112)

In this context, the Delaware courts have recognized

that implying contract terms is an occasional necessity to ensure that parties’ reasonable expectations are fulfilled, but that this quasi-reformation . . . should be a rare and fact-intensive exercise, governed solely by issues of compelling fairness and that only when it is clear from the writing that the contracting parties would have agreed to proscribe the act

(109)                   Referring to section 1.8, counsel for Plaintiffs conceded that “all this contract does is to type in the same thing the law would import.” Post-trial argument tr. at 45.

(110)                   Daniels v. Army Nat’l Bank, 822 P.2d 39, 43 (Kan. 1991).

(111)                   Id. (quoting Bonanza, Inc. v. McLean, 747 P.2d 792 (Kan. 1987)).

(112)                   Flight Concepts Ltd. P’ship v. Boeing Co., 38 F.3d 1152, 1157 (10th Cir. 1994) (applying Kansas law) (internal quotation omitted).

later complained of . . . had they thought to negotiate with respect to that matter may a party invoke(113)

the protections of the duty of good faith and fair dealing.

Plaintiffs argue that allowing Sprint Nextel in their Service Areas to re-brand the Nextel stores and sell iDEN products using the “very brand that Plaintiffs have spent millions of dollars promoting would impair Plaintiffs’ rights under the Management Agreements [as the exclusive manager or operator for Sprint PCS] and their substantial investment in their goodwill and customer loyalty.”(114) Defendants respond that absent any grant of exclusive use of the Sprint brand in their Service Areas, Plaintiffs can expect no more than they secured themselves in the Agreements, i.e., a non-exclusive license to use the Sprint brand to market Sprint PCS Products and Services.(115)

(113)                   Cypress Assocs., LLC v. Sunnyside Cogeneration Assocs. Project, 2006 WL 668441, at *10 (Del. Ch. Mar. 8, 2006) (internal citations and quotations omitted). Given the dearth of Kansas cases addressing the implied duty of good faith and fair dealing and the seeming accord between Kansas and Delaware law on the subject, the Court will look to Delaware cases as necessary to illuminate the duty. See Bonanza, Inc., 747 P.2d at 801 (quoting a formulation of the implied duty of good faith and fair dealing from American Jurisprudence that is very similar to the Delaware formulation); cf. Welch v. Via Christi Health Partners, Inc., 133 P.3d 122, 143–44 (Kan. 2006) (noting the Kansas courts’ long history of looking to the decisions of the Delaware courts involving corporation law).

(114)                   POB at 26–27.

(115)                   Defs.’ Consolidated Post-Trial Br. (“DAB”) at 28. Throughout this litigation, the parties assumed the Trademark Agreements grant Plaintiffs a non-exclusive right to use the Sprint brand in their Service Areas because the Trademark Agreements’ granting clauses are silent on exclusivity. See, e.g., POB at 28 (“The Trademark Agreements do not state whether the licenses are exclusive or non-exclusive.”); DAB at 21 (“Conceding there is no provision in the Trademark Agreements that grants them exclusive rights to use the Sprint Brands, Plaintiffs . . . .”), 28(“Absent any grant of exclusive use of the Sprint Brands . . . .”). The parties’

The granting clause of the trademark agreement concerning the Sprint brand (“Sprint brand Trademark Agreement”) gives Plaintiffs the right to use the Sprint brand and marks only in connection with the “marketing, promotion, advertisement, distribution, lease or sale of Sprint PCS Products and Services . . . in the Service Area.”(116) In section 4.1 of the Sprint brand Trademark Agreement, Plaintiffs acknowledge Sprint Nextel’s “exclusive right, title and interest in and to” the Sprint brand.(117) The plain language of the Sprint brand Trademark Agreement thus appears to allow Sprint Nextel to use the Sprint brand in Plaintiffs’ Service Areas to sell non-Sprint PCS Products and Services. Sprint Nextel owns the Sprint brand, while Plaintiffs merely have the right to use it to market Sprint PCS Products and Services in their Service Areas. Neither the Management Agreement nor the Services Agreement, however, addresses the scenario presented by the merger of Sprint and Nextel, namely, Sprint Nextel’s desire to sell a product distinct from, but directly competitive with that sold by Plaintiffs using the same brand as Plaintiffs from stores that look the same and bear the same brand name as Plaintiffs. In fact, several witnesses representing parties on both sides of the Agreements assumption comports with trademark law presumptions. Jerome Gilson, et al., TRADEMARK PROTECTION & PRACTICE § 6.03[3] at 6-48 (March 2006) (“If the agreement is silent as to whether the license is exclusive or nonexclusive, it will in all likelihood be construed as nonexclusive. . . . [T]he intention of the parties is controlling in each case of contract interpretation . . . .”).

(116)                   JX 10 § 1.1(a); JX 16 § 1.1(a).

(117)                   JX 10 § 4.1; JX 16 § 4.1.

testified that the parties did not anticipate such a situation when they negotiated the Agreements.(118)

The questions for the Court are thus what rights do Plaintiffs have as, essentially, non-exclusive licensees of the Sprint brand(119) and what would the parties have agreed to had they anticipated the current scenario. Assuming the parties would have agreed to prevent Sprint Nextel from doing what it now wishes to do, the Court also must determine whether compelling fairness requires quasi-reformation of the Agreements to prohibit that conduct pursuant to the implied duty of good faith and fair dealing.

The “‘purpose of trademark law is . . . to guarantee that every item sold under a trademark is the genuine trademarked product, and not a substitute.’”(120) “A trademark is meant to identify goods so that a customer will not be confused as to their source.”(121) In fact, “[t]he only function of a trademark is to designate a product or service.”(122) Fundamentally, then, a trademark is an indication of source.

(118)                   Tr. at 178–79 (Harris); Tr. at 416–17 (Yager); Tr. at 1184–85 (Blessing). Conversely, none of the testimonial or documentary evidence presented by the parties indicates that anyone on the Sprint side ever mentioned to a representative of Plaintiffs a scenario the same as or even similar to the situation now at issue.

(119)                   Section 5.2 of the Trademark Agreements is further evidence of the non-exclusive nature of Plaintiffs’ right to use the Sprint brands. See JX 10 § 5.2 (“In the event Licensor grants to any third party any licenses or rights with respect to the Licensed Marks . . . .”).

(120)                   U.S. v. Giles, 213 F.3d 1247, 1252 (10th Cir. 2000) (quoting Gen. Elec. Co. v. Speicher, 877 F.2d 531, 534 (7th Cir. 1989)).

(121)                   Giles, 213 F.3d at 1252.

(122)                   Speicher, 877 F.2d at 535.

The term “non-exclusive” “has repeatedly been defined as meaning that the licensee is granted a bare right to use the trademark or patent being licensed without any right to exclude others . . . from utilizing the mark or invention involved.”(123) Plaintiffs therefore have a non-exclusive right to use the Sprint brand to identify their products as Sprint PCS Products and Services operating on the nationwide Sprint Nextel CDMA network. Absent Plaintiffs’ exclusivity rights, Sprint Nextel, as the owner of the Sprint brand and the CDMA network, also could use the brand to sell Sprint PCS Products and Services in the Service Areas. Everyone agrees, however, that the Agreements prohibit that, subject to a few explicit exceptions not relevant here. Similarly, the evidence shows that Plaintiffs considered that prohibition essential to their business plan.

Sprint Nextel proposes to do something it contends is outside the exclusivity-based prohibition. It wishes to use the Sprint brand on iDEN products and services and to sell those products and services from stores marked with the Sprint logo. In other words, Sprint Nextel wishes to use the same brand as Plaintiffs to identify a different product than Plaintiffs and to sell those different products from a store that looks just like Plaintiffs’ stores in Plaintiffs’ Service Areas. In the Court’s opinion, allowing Sprint Nextel to do so would deny Plaintiffs the benefit of their bargain.

Initially, it may be useful to focus on the relevant rights Sprint Nextel does have under the Agreements. They include the right to sell wireless products and services in the 1900 MHz spectrum outside the Affiliates’ Service Areas and to sell such services in the

(123)                   Eskimo Pie Corp. v. Whitelawn Dairies, Inc., 284 F. Supp. 987, 994 (S.D.N.Y. 1967) (citing cases).

700–900 MHz spectrum anywhere, including in the Affiliates’ Service Areas. The Agreements do not specifically mention Sprint Nextel’s rights as to the 700–900 MHz spectrum and some witnesses testified that Plaintiffs did not realize Sprint retained such rights.(124) Based on the evidence, it appears that may be true. All parties to the Agreements, however, were sophisticated business entities represented by counsel. This fact together with the language of the Management Agreement limiting the exclusivity rights acquired by Plaintiffs to the 1900 MHz spectrum makes understandable Plaintiffs’ apparent concession that Sprint Nextel has the right to offer products and services in the 700–900 MHz spectrum in their Service Areas. The open issue is whether Sprint Nextel, having effectively given Plaintiffs exclusive rights to use the Sprint brand and marks for Sprint PCS Products and Services in their Service Areas, subject to a few specific exceptions, has the unfettered right to use the Sprint brand and marks on its 700–900 MHz spectrum or iDEN products and services in Plaintiffs’ Service Areas. The Agreements do not address this issue. Still, the Court finds based on the language of theAgreements and other relevant evidence that had Sprint Nextel’s predecessors and Plaintiffs thought to negotiate over the current scenario, they would have agreed to proscribe Sprint Nextel from taking the branding actions it now claims the right to take.

Plaintiffs reasonably could have expected when they entered into the Agreements that their contracting partner would not claim the right to act in derogation of

(124)                   See, e.g., Tr. at 560–61 (Rekers) (“We understood [section 2.3 of the Management Agreement] to apply for all wireless products regardless of the frequency or the spectrum.”).

fundamental principles of trademark law and contrary to Plaintiffs’ interests under their trademark licenses. But, arguably, that is exactly what Sprint Nextel will do if it markets iDEN products and services in Plaintiffs’ Service Areas using the same Sprint brand as Plaintiffs use to market CDMA products and services from stores that look the same as Plaintiffs’ stores. Instead of identifying the source of only Sprint PCS Products and Services, the Sprint brand will identify the source of both Sprint PCS Products and Services and Sprint Nextel iDEN products and services. Although that may not be problematic outside Plaintiffs’ Service Areas, the Agreements created a different situation within those areas by granting Plaintiffs exclusivity as to Sprint PCS Products and Services. Sprint Nextel cannot offer Sprint PCS Products and Services in its legacy Nextel stores however it brands them. Similarly, Plaintiffs have no right to offer iDEN products and services in their stores. Thus, in terms of iDEN products and services, Sprint Nextel and Plaintiffs are unrelated entities. In the Court’s opinion, allowing Sprint Nextel to use the Sprint brand and new logo for iDEN products and services and on legacy Nextel stores in these circumstances will cause confusion in Plaintiffs’marketplace and may have a negative effect on Plaintiffs’ business.(125) As stated in

(125)                   Tr. at 1864–67 (Craig) (admitting that Sprint Nextel’s plans to re-brand the legacy Nextel stores with the Sprint brand will confuse customers because they will be unable to figure out where they can get CDMA products and where they can get iDEN products). C. Samuel Craig, Ph.D., testified as an expert witness for Defendants. See also Pappan Enters., Inc. v. Hardee’s Food Sys., Inc., 143 F.3d 800, 804 (3d Cir. 1998) (“This court has held that where the identical mark is used concurrently by unrelated entities, the likelihood of confusion is inevitable.”); Gen. Motors Corp. v. Autovan Techs., Inc., 317 F. Supp. 2d 756, 760–61 (E.D. Mich. 2004) (collecting cases) (noting general trademark law principle that where two marks are the same, confusion is presumed); McDonald’s Corp. v. Robinson,

Dunkin’ Donuts, Inc. v. Northern Queens Bakery, Inc., “There is a great likelihood of confusion when the infringer uses the exact trademark as the plaintiff. In such cases, likelihood of confusion is inevitable. In fact, cases where a defendant uses an identical mark on competitive goods hardly ever find their way into the appellate reports. Such cases are open and shut.”(126)

Plaintiffs also reasonably could have expected at the time they entered into the Agreements that Sprint Nextel would not compete with them in their Service Area using the Sprint brands. Plaintiffs effectively have an exclusive right to use the Sprint brands in their Service Areas to offer Sprint PCS Products and Services.(127) When the parties entered into the Agreements, Sprint only offered wireless services in the 1900 MHz frequency range; Plaintiffs thus had access to all of Sprint’s spectrum(128) and effectively were Sprint in their Service Areas. Moreover, Defendants’ witnesses testified that, when Sprint entered into the Agreements, it did not anticipate competing with Plaintiffs in their

147 F.3d 1301, 1314 (11th Cir. 1998) (“There is no present dispute concerning the probability that consumers will confuse the Plaintiff’s products with those presently served by the Defendants—the parties are using identical trademarks.”) (internal quotation omitted); Tr. at 241–44 (Russell) (testifying that he observed customer confusion in a number of UbiquiTel stores in November 2004 over the availability of iDEN products). To the extent Defendants objected to Russell’s testimony concerning confusion as hearsay, see DAB at 33, the Court concludes that any such objection is untimely because Defendants did not object at trial and cross-examined Russell on this very subject.

(126)                   216 F. Supp. 2d 31, 43 (E.D.N.Y. 2001) (internal quotations and citations omitted) (emphasis added).

(127)                   See supra n.95.

(128)                   PX 99 at 10 (“Sprint PCS has not ‘held out’ spectrum to compete; Affiliate has access to all available spectrum”).

Service Areas less than ten years later.(129) Sprint also “had no expectation or intention” to use the Sprint brands to compete with Plaintiffs in their Service Areas.(130) Sprint representatives confirmed those expectations in presentations to investors about the Affiliates. For example, Sprint told investors in 1999 that the Affiliates would benefit from their “[e]xclusive representation of the Sprint PCS brand in the local market”(131) and “that Sprint PCS is restricted from competing with the Affiliate[s].”(132) Finally, Rekers testified credibly that Bright could not have “raise[d] a single dime” if its investors had known that Sprint believed it had the right to compete with Bright.(133)

(129)                   Tr. at 1184–85 (Blessing). The Court may consider extrinsic evidence to determine whether Sprint Nextel’s proposed conduct will violate the implied duty of good faith and fair dealing. Horizon Holdings, L.L.C. v. Genmar Holdings, Inc., 244 F. Supp. 2d 1250, 1267–68 (D. Kan. 2003), aff’d sub nom., O’Tool v. Genmar Holdings, Inc., 387 F.3d 1188 (10th Cir. 2004), (applying Delaware law) (“[T]he court . . .. would have permitted the jury to consider such [extrinsic] evidence in connection with plaintiffs’ claim that defendants breached the implied covenant of good faith and fair dealing.”); Snyder v. Howard Johnson’s Motor Lodges, Inc., 412 F. Supp. 724, 727–28 (S.D. Ill. 1976) (considering extrinsic evidence to determine whether defendant breached the implied covenant of good faith and fair dealing); First Nat’l Bank of Olathe, Kan. v. Clark, 602 P.2d 1299, 1304 (Kan. 1979) (holding that extrinsic evidence includes “facts and circumstances existing prior to and contemporaneously with [the contract’s] execution” and “the interpretation placed upon the contract by the parties themselves”) (internal citations and quotations omitted).

(130)                   Tr. at 1339 (Mateer).

(131)                   PX 99 at 9; see also id. at 10 (“Affiliate has full and exclusive right to use the Sprint PCS brand”).

(132)                   Id. at 10.

(133)                   Tr. at 566–67; see also Tr. at 560 (Rekers) (testifying that if Bright had not understood that it had exclusivity with respect to the sale of wireless products in its Service Areas then it would not have been able to raise capital to build out the CDMA network).

Defendants cite a number of franchisor-franchisee cases for the proposition that a franchisor does not violate the implied duty of good faith and fair dealing when it allows other franchisees to open locations near the plaintiff-franchisee when the plaintiff had no exclusive territory.(134) Defendants argue that the same principle applies here. They contend that, “[p]laintiffs obtained no contractual rights to the exclusive use of the Brands under the Trademark Agreements, and Sprint assumed no corresponding duty to refrain from using the Brands in Plaintiffs’ Service Areas in connection with non-Sprint PCS Products and Services.”(135) Defendants may correctly summarize franchisor-franchisee law, but their application of its principles to this case is inapposite. First, unlike the situation here, the competing franchisees use the same brand as the plaintiff-franchisee to offer identical products. In addition, Plaintiffs’ exclusive rights to market Sprint PCS Products and Services in their Service Areas requires a more nuanced evaluation of Sprint Nextel’s right to use the Sprint brand and marks on competing products in the same area.

In Burger King, for example, the franchises the plaintiff complained of used the Burger King brand and marks to sell Burger King burgers and French fries. In contrast, Sprint Nextel, to continue the burger analogy, wishes to use the Burger King brand and

(134)                   DAB at 28–29 (citing Burger King Corp. v. Weaver, 169 F.3d 1310 (11th Cir. 1999)); id. at 29 (citing RHC, LLC v. Quizno’s Franchising, LLC, 2005 WL 1799536, at *6 (Colo. Dist. Ct. 2005) (“Courts throughout the country consistently reject claims by franchisees for breach of the implied covenant of good faith and fair dealing premised on alleged acceptance of sites too close together when, like here, the franchise agreement grants absolutely no territorial exclusivity”)).

(135)                   Id. at 29.

marks (the Sprint brand and marks) to sell McDonald’s burgers and French fries (iDEN products and services) from stores branded Burger King (the legacy Nextel stores). Such a scenario would strip the Burger King trademark of a fundamental purpose of identifying a source for a standardized product. Similarly, Sprint Nextel’s use of the Sprint brand and marks to offer iDEN products and services in Plaintiffs’ Service Areas would undermine the link between the Sprint brand and marks and the Sprint PCS Products and Services offered by Plaintiffs as contemplated by the parties when they entered into the Agreements. Even more pernicious in this situation, and further distinguishing it from the franchisor-franchisee cases, is that upon seeing a store with the new Sprint logo, the customer would have no way of knowing whether it had any connection to Plaintiffs or what type of products and services it offered, CDMA or iDEN.

Plaintiffs became Affiliates in part to take advantage of the Sprint brand and marks.(136) Stripping that brand and those marks of their fundamental purpose thus would deny Plaintiffs the benefit of the bargain they struck with Sprint. The prejudice is compounded here by the fact that Sprint Nextel can and does offer both CDMA and iDEN products under the new Sprint logo outside Plaintiffs’ Service Areas. Indeed, Sprint Nextel touts that capability in its national advertising. Consequently, some customers may be disappointed when only one product line is available in stores in

(136)                   See Tr. at 16 (Harris) (“We’d have uses for branding, which immediately gave us national recognition . . . .”).

Plaintiffs’ Service Area, notwithstanding appropriate disclaimers in the advertising.(137) The inability to tell from a store’s exterior which line that will be likely will exacerbate the consumer’s frustration, to the detriment of Plaintiffs’ goodwill.

The Court thus concludes that had the parties thought to negotiate concerning Sprint Nextel’s right to offer iDEN products and services using the Sprint brand from stores that look identical to Plaintiffs’ Sprint stores in Plaintiffs’ Service Areas, they would have agreed that Sprint Nextel cannot do so. Moreover, the Court finds that the particular facts of this case present an issue of compelling fairness because Sprint Nextel’s proposed use of the new Sprint brand and marks contravenes the fundamental purpose of the trademark rights Plaintiffs bargained for and there is no evidence that anyone involved in the negotiation of the Agreements anticipated such a fundamental change in the parties’ relationship. The timing of the threatened change and the large upfront investments required by Plaintiffs increases the likely unfairness.(138) Thus, the Court

(137)                   The Court declines to award Plaintiffs any relief with respect to Sprint Nextel’s national advertising because Plaintiffs did not prove that Sprint Nextel’s disclaimer-qualified national advertisements, see, e.g., PX 74.03 (“Offers may not be available in all markets. . . . Phones available from participating markets and sales channels and may change depending on availability.”); PX 74.05 ((“Offers may not be available in all markets.”), are likely to cause consumer confusion beyond a nuisance level that the parties anticipated when they entered into agreements allowing Sprint to operate outside the 1900 MHz spectrum.

(138)                   The Agreements have 50 year terms, JX 7 §§ 11.1, 11.2, in part because of the significant upfront capital investment the Affiliates made. Tr. at 14–15 (Harris) (responding to a question about the length of the Agreements’ term as follows: “[I]t’s the nature of the wireless investment. In the wireless business you have to make a huge up-front investment in building out the network. A fair amount of capital goes, as we say, into the ground. Then you operate typically at a loss for years while you build up the subscriber base.”).

concludes that Sprint Nextel will violate the implied duty of good faith and fair dealing if it offers iDEN products and services using the same or a confusingly similar brand and marks as Plaintiffs or re-brands the legacy Nextel stores with such a brand and mark in Plaintiffs’ Service Areas.

Sprint Nextel may re-brand its stores to reflect the fact that Sprint and Nextel are one company. Further, Sprint Nextel conceivably could create an acceptable alternative product brand and mark(s) incorporating the Sprint and Nextel names, but it may not use the same brand and marks as Plaintiffs. Thus, Sprint Nextel conceivably could, for example, offer iDEN products and services or re-brand the legacy Nextel stores in Plaintiffs’ Service Areas with a logo that emphasizes the Nextel name and includes “Together with Sprint” in some form of text. Ultimately, although Sprint Nextel may use the Sprint brand in Plaintiffs’ Services Areas, as the Agreements allow, it must do so in a way that does not create a likelihood of confusion in the minds of consumers as to the source or nature of iDEN products and services versus the source or nature of Sprint PCS Products and Services. Similarly, Sprint Nextel may re-brand the legacy Nextel stores in Plaintiffs’ Service Areas, but it must do so in a way that does not create a likelihood of confusion in the minds of consumers as to the sponsor of the store or which products and services are available in it.

C.                                    Sprint Nextel’s Conduct that Allegedly Favors the Legacy Nextel Business

Plaintiffs contend that six specific actions of Sprint Nextel favor the legacy Nextel business and thus violate the implied duty of good faith and fair dealing because they reasonably expected that Sprint would not favor a competitor’s business over their own.(139) Sprint Nextel has committed in open court not to engage in four of the six specific acts for the duration of the Management Agreement. Relying on those commitments, the Court concludes that the disputes with respect to those actions are not ripe for adjudication. The remaining two actions — Sprint Nextel’s failure to promote Ready Link and the sale of iDEN products and services at Radio Shack — do not violate the implied duty of good faith and fair dealing but require further discussion.

1.                                      There is no present case or controversy concerning four of the six challenged actions allegedly favoring the legacy
                                                Nextel business

Counsel for Defendants committed in open court that any dual-mode phone offered by Sprint Nextel would direct voice and data traffic to the CDMA network and not the iDEN network, Sprint Nextel would not waive early termination fees for customers switching from Plaintiffs to Sprint Nextel iDEN service, Sprint Nextel’s national business account representatives would offer either CDMA or iDEN products and services, not both, in Plaintiffs’ Service Areas and the representatives would not share customer information with each other and, finally, Sprint Nextel will not use bill inserts to entice Plaintiffs’ customers to become Sprint Nextel iDEN customers. Counsel committed not to engage in the last three actions for the duration of the Management

(139)                   POB at 43. Plaintiffs also argued that Sprint Nextel’s actions would violate the express duty of good faith and fair dealing contained in section 1.8 of the Management Agreement. Id. The Court will not separately address this argument or contractual provision for the reasons stated supra in Section II.B.2.a.

Agreement.(140) Nevertheless, Plaintiffs argue that these issues remain ripe for judicial determination because Sprint Nextel asserted a right to engage in these actions at one time or actually did engage in some of these actions on one occasion.

“The ripeness of a dispute is a matter entrusted to the discretion of the trial court.”(141) The Court must engage in “a practical evaluation of the legitimate interest of the plaintiff in a prompt resolution of the question presented and the hardship that future delay may threaten.”(142) When “future events may obviate the need for declaratory relief, [] the dispute is not ripe, and declaratory relief should not be granted.”(143)

Based on Sprint Nextel’s representations in open court, the Court concludes that future events almost certainly will eliminate the need for declaratory relief on the four actions they addressed. Plaintiffs have little need for prompt judicial resolution of the questions presented because they should not, for the duration of the Management

(140)                   Post-trial argument Tr. at 106–08; see also Tr. at 999–1000 (Lauer) (testifying about the dual-mode phone Sprint Nextel will offer); Tr. at 1592–93 (West) (same). Plaintiffs did not show an intent on the part of Sprint Nextel to release a dual-mode phone with voice service on the iDEN network anytime in the near future. In fact, the evidence shows that Sprint Nextel plans to migrate all voice traffic to the CDMA network. Tr. at 1581–82, 1587–90 (West) (testifying that one reason for the merger of Sprint and Nextel “was the migration of iDEN to a common CDMA platform. . . . It’s the foundation of the whole reason for putting the two companies together . . . .”). As such, future events will almost certainly obviate the need for declaratory relief with respect to dual-mode phones.

(141)                   UbiquiTel II, 2006 WL 44424, at *2 (internal citations omitted).

(142)                   Schick, Inc. v. Amalgamated Clothing & Textile Workers Union, 533 A.2d 1235, 1239 (Del. Ch. 1987).

(143)                   Wal-Mart Stores, Inc. v. AIG Life Ins. Co., 872 A.2d 611, 631–32 (Del. Ch. 2005), rev’d on other grounds, 2006 WL 1562069, at *7 (Del. 2006).

Agreement, face the possibility of Sprint Nextel engaging in the complained of actions.(144) Plaintiffs also have not identified any particular hardship that would inure to them if the Court declines to address these issues.

As this Court said in UbiquiTel II,

[t]here may be some uncertainty here, but maybe not. Regardless, this Court does not have the time, the resources or the inclination to attempt to resolve all uncertainties that might exist with respect to contractual rights and obligations, especially where, as here, both sides are capable of evaluating the comparative risks of each position and acting accordingly. If the parties to a contract are able to evaluate their rights and obligations under the contract and manifest an understanding of them, then there is much less uncertainty with respect to rights and obligations and this Court has little need to confirmor explain them. In fact, doing so might amount to the granting of an advisory opinion.(145)

As such, the Court dismisses Plaintiffs’ claims with respect to dual-mode phones, termination fees, national account representatives and bill inserts as unripe for adjudication.

2.                                      Sprint Nextel’s failure to promote Ready Link does not violate the implied duty of good faith and fair dealing

Before the merger of Sprint and Nextel, Sprint offered “Ready Link,” a push-to-talk or “walkie-talkie” type product on the CDMA network, while Nextel offered “Direct Connect,” a push-to-talk product on the iDEN network. After the merger, Sprint Nextel

(144)                   If Sprint Nextel does engage in any of these four actions during the duration of the Management Agreement, this Court could promptly entertain a request for appropriate relief.

(145)                   2006 WL 44424, at *3 (internal citation omitted).

decided to “push,” from a marketing standpoint, Direct Connect over Ready Link,(146) likely because Ready Link is inferior to Direct Connect.(147) Nevertheless, the Affiliates still must offer, promote and support Ready Link.(148)

Plaintiffs argue that Sprint Nextel’s failure to promote Ready Link has “remove[d] an arrow from their competitive quiver” and therefore violated the implied duty of good faith and fair dealing.(149) Because Sprint Nextel continues to offer Ready Link, however, Plaintiffs “quiver” still has the Ready Link arrow in it. Although less clear from their briefs, Plaintiffs also appear to complain that Sprint Nextel is not meeting its obligation to provide national advertising for Sprint PCS Products and Services, such as Ready Link, while Plaintiffs must advertise them in their Service Areas. According to Plaintiffs, by requiring them to spend their advertising dollars on a product Sprint Nextel does not

(146)                   Conway Dep. at 227–28. Gary Conway is Vice President of corporate brand marketing at Sprint Nextel. Id. at 11. PX 776 at 15 (Sprint Nextel Products and Services Naming List) (Jan. 2006) (“Sprint PCS Ready Link Push-to-talk functionality for Sprint PCS phones. NOT being marketed with consumer materials.”). But see PX 74.05 (Sept. 12, 2005 Sprint Nextel advertisement in the New Yorker) (advertising CDMA phone as “Sprint PCS Ready Link enabled”); PX 74.06 (Sept. 12, 2005 Sprint Nextel advertisement in Entertainment Weekly) (advertising CDMA phone as “Walkie-Talkie capable”).

(147)                   Conway Dep. at 225; Tr. at 1584 (West) (referring to all non-iDEN push-to-talk services as “Push-to-Wait”); Tr. at 325–26 (Russell); Tr. at 1850 (Craig).

(148)                   See JX 7 § 3.1 (requiring Plaintiffs to “offer for sale, promote and support all Sprint PCS Products and Services within the Service Area” and providing that Sprint PCS Products and Services are those listed on Exhibit 3.1 to the Management Agreement); PX 1.09 at 16 (Exhibit 3.1: Sprint PCS Products and Services) (Jan. 5, 2006) (listing Ready Link).

(149)                   POB at 45.

support, Sprint Nextel has acted contrary to their reasonable expectations of nationwide advertising support for all Sprint PCS Products and Services.(150)

Plaintiffs’ argument fails because the implied duty of good faith and fair dealing “does not increase, amend or otherwise modify the express terms [or] obligations of a contract.”(151) Section 6.2 of the Management Agreement provides that Plaintiffs “must advertise and promote the Sprint PCS Products and Services in the Service Area.”(152) In contrast, section 6.1 of the Management Agreement merely provides that Sprint Nextel is responsible for “all national advertising and promotion of the Sprint PCS Products and Services.”(153) As the divergent language of these two neighboring provisions makes clear, the parties expressly agreed to different obligations on advertising. As such, the Court will not use the implied duty of good faith to alter or circumvent the parties’ bargain.(154)

(150)                   PRB at 25 (“Sprint’s belief that the Nextel product is superior [] does not justify weakening Plaintiffs’ competitive position . . . by abandoning support for Plaintiffs’ only push-to-talk product.”); id. at 25 n.73 (citing Ariba, Inc. v. Elec. Data Sys. Corp., 2003 WL 943249, at *4–5 (Del. Super. Mar. 7, 2003) for the proposition that a contracting party is not free to “directly undercut” the parties’ agreement).

(151)                   Sunflower Pork, Inc. v. Consol. Nutrition, L.C., 2004 WL 1212052, at *8 (D. Kan. June 1, 2004) (internal citation omitted); O’Tool, 387 F.3d at 1195 (applying Delaware law) (“The implied covenant cannot contravene the parties’ express agreement and cannot be used to forge a new agreement beyond the scope of the written contract.”).

(152)                   JX 7 § 6.2 (emphasis added).

(153)                   JX 7 § 6.1.

(154)                   See Dunlap v. State Farm Fire & Cas. Co., 878 A.2d 434, 441 (Del. 2005) (“Existing terms control, however, such that implied good faith cannot be used to circumvent parties’ bargain, or to create a free-floating duty unattached to the underlying legal document.”) (internal quotation omitted); see also Flight

3.                                      The sale of iDEN products at Radio Shack does not violate the implied duty of good faith and fair dealing

The Management Agreement allows Sprint Nextel to contract with third parties to sell Sprint PCS Products and Services in Plaintiffs’ Service Areas through the “Sprint PCS National or Regional Distribution Program”(155) and requires Plaintiffs to participate in any such program.(156) Pursuant to the agreement, Sprint contracted with Radio Shack for the sale of Sprint PCS Products and Services. Plaintiffs own the economics of Radio Shack’s sale of Sprint PCS Products and Services in their Service Areas, but must pay Sprint Nextel a commission for those sales.(157) Thus, Plaintiffs earn a better return on their own sales than sales through Radio Shack.(158)

Under the terms of the Sprint-Radio Shack agreement, Radio Shack could offer only one other company’s wireless products and services.(159) After the merger, Sprint

Concepts, 38 F.3d at 1157 (applying Kansas law) (holding that the implied duty of good faith and fair dealing “is irrelevant where the contract is drawn so as to leave a decision to the ‘uncontrolled discretion’ of one of the parties.”).

(155)                   JX 7 § 2.3(a).

(156)                   JX 7 § 4.1 (“Manager must participate in any Sprint PCS National or Regional Distribution Program . . . and will pay or receive compensation for its participation in accordance with the terms and conditions of that program.”).

(157)                   Tr. at 42 (Harris).

(158)                   Plaintiffs keep 92% of the revenue generated by Sprint PCS customers in their Service Areas; they pay the remaining 8% to Sprint Nextel for various services it provides, e.g., billing and customer care. Tr. at 212 (Russell); Tr. at 1406–07 (Mateer). The same is true for sales made by Radio Shack in Plaintiffs’ Service Areas except Plaintiffs bear the additional cost of the commission Sprint Nextel pays to Radio Shack.

(159)                   Tr. at 305–06 (Russell).

Nextel and Radio Shack amended their contract to provide for the sale of iDEN products and services at Radio Shack.(160) Although Sprint Nextel still competes with just one other wireless carrier’s products and services at Radio Shack, Plaintiffs’ Sprint PCS Products and Services now compete not only with those products and services, but also with Sprint Nextel’s iDEN products and services at Radio Shack stores in their Service Areas.

Plaintiffs argue that Sprint Nextel’s addition of iDEN products and services at Radio Shack “will reduce Plaintiffs’ share of sales at Radio Shack” and thus violates the implied duty of good faith and fair dealing.(161) Plaintiffs have not, however, identified any reasonable expectation arising out of the Agreements that Sprint Nextel’s behavior has contradicted. The Management Agreement requires Plaintiffs to participate in the Sprint PCS National or Regional Distribution Program regardless of the form any such program takes. Just because Plaintiffs historically have had only one competitor at Radio Shack does not mean that they have a right to limit the number of competitors at Radio Shack to one. The one competitor restriction is in Sprint Nextel’s contract with Radio Shack, not the Agreements between Sprint Nextel and Plaintiffs.(162) Further, Plaintiffs have not shown they are third party beneficiaries of Sprint Nextel’s contracts with Radio Shack; thus, Sprint Nextel is free to alter those contracts as it sees fit.

(160)                   Tr. at 2275 (Nielsen); Tr. at 442 (Yager).

(161)                   PRB at 24.

(162)                   Tr. at 210 (Russell) (testifying that Sprint established the relationship with Radio Shack and that “[i]t’s their [Sprint Nextel’s] contract with Radio Shack.”).

This Court cannot use the implied duty of good faith and fair dealing to create a free-floating duty unattached to the Agreements.(163) The Management Agreement provides Plaintiffs no rights, and imposes on Sprint Nextel no duties to Plaintiffs, with respect to Sprint Nextel’s contract with Radio Shack. Rather, the Management Agreement imposes a duty on Plaintiffs to participate. Therefore, the Court will not imply a contract term in the Agreements in Plaintiffs’ favor restricting Sprint Nextel’s contract with Radio Shack.

D.                                    Confidentiality Provisions

Plaintiffs argue that section 12.2 of the Management Agreement imposes three obligations on Sprint Nextel. To wit, Sprint Nextel must 1) keep all Confidential Information confidential, 2) not disclose it to others and 3) use it only for the purposes authorized in the Management Agreement.(164) According to Plaintiffs, Sprint Nextel may not disclose their Confidential Information to anyone employed by Nextel Communications because that entity is an “other,” as that term is used in section 12.2 of the Management Agreement. Plaintiffs further argue that section 12.2 bars Sprint Nextel from disclosing their Confidential Information to anyone outside of the Affiliate Group, as that term is defined in the Forebearance Agreement, and from disclosing even aggregated information to Sprint Nextel employees with any responsibility for the iDEN network. Finally, Plaintiffs request an injunction that 1) prevents Sprint Nextel from

(163)                   See Dunlap, 878 A.2d at 441.

(164)                   POB at 52–53.

allowing anyone outside of the Affiliate Group to have access to or use their Confidential Information, 2) requires Sprint Nextel “to provide periodic reports describing each step taken to protect the confidentiality of, prevent the disclosure of, and limit the use of Affiliate Confidential Information” and 3) requires Sprint Nextel “to report any and all disclosures or uses of Affiliate Confidential Information to or by persons outside the dedicated Affiliate Group and measures taken to prevent consequent harm to the Affiliates.”(165)

Sprint Nextel responds that Plaintiffs’ arguments on the confidentiality provisions are not ripe for judicial determination because it has promised to abide by those provisions and Plaintiffs have failed to show that it breached them. Alternatively, Sprint Nextel argues that section 3.1 of the Trademark Agreements controls the disclosure and

(165)                   POB at 74. The Court summarily denies the second and third aspects of Plaintiffs’ requested injunction because both aspects are completely unmoored from the language of the Management Agreement. That agreement explicitly addresses the treatment of Confidential Information and does not provide for the duties Plaintiffs now wish to impose on Sprint Nextel. See, e.g., JX 7 §§ 4.4, 6.3, 12.2. Had Plaintiffs desired the benefits of such reporting, they should have bargained with Sprint for its inclusion in the contract. Plaintiffs did not and thus the Court cannot and will not impose such duties on Sprint Nextel. See Bank IV Salina, N.A. v. Aetna Cas. & Sur. Co., 810 F. Supp. 1196, 1205 (D. Kan. 1992) (applying Kansas law) (“A court cannot make a better contract for the parties than they have made themselves.”); Ligatt, 46 P.3d at 1127 (“When an insurance contract is not ambiguous, the court may not make another contract for the parties.”); Sun Printing & Publ’g Ass’n v. Moore, 183 U.S. 642, 674 (1902) (“[A] court of law has no right to erroneously construe the intention of the parties, when clearly expressed, in the endeavor to make better contracts for them than they have made for themselves.”) (internal quotation omitted); see also Cline, 532 P.2d at 1097 (“Words cannot be read into an agreement which impart an intent wholly unexpressed when the agreement was executed.”) (internal citation omitted); Connolly, 671 F. Supp. at 1318 (“Courts will not imply covenants or terms, where the subject matter thereof is expressly covered by the contract . . . .”).

use of Confidential Information. Under that provision, Sprint Nextel argues, it may share Confidential Information with Controlled Related Parties like Nextel Communications.(166) Finally, Sprint Nextel argues that disclosure of aggregated information does not breach either section 12.2 of the Management Agreement or section 3.1 of the Trademark Agreements because “the act of combining the Affiliates’ Confidential Information into a new mass of information changes that information so that it is no longer proprietary to the individual affiliates.”(167)

1.                                      Ripeness

Certain aspects of the parties’ dispute over the meaning of the Agreements’ confidentiality provisions are ripe. The jurisdiction of this Court “to enjoin a threatened breach of contract, for which damages would not be adequate, is unquestioned.”(168) “It is agreed that the breach against which preventative relief is sought in equity need not have been actually committed at the time of the application for relief; it being a sufficient ground of judicial interference that the defendant, as of that time, claims and insists upon his right to do the act complained of.”(169)

(166)                   Defendants acknowledge that even if section 3.1 of the Trademark Agreements governs Confidential Information disclosed pursuant to the Management Agreement, Sprint Nextel does not contend that it can “disclose Confidential Information to legacy Nextel employees actively engaged in promoting use of the iDEN network . . . .” DAB at 60.

(167)                   DAB at 61–62.

(168)                   Diebold Computer Leasing, Inc. v. Commercial Credit Corp., 267 A.2d 586, 590 (Del. 1970) (internal citations omitted).

(169)                   Id.; see also Pan Am. Petroleum Corp. v. Cities Serv. Gas Co., 382 P.2d 645, 649 (Kan. 1963) (“One of the purposes of the declaratory judgment act is to determine

Damages would not adequately compensate Plaintiffs for a breach of the confidentiality provisions because the purpose of such provisions is to prevent harm and misuse before it occurs.(170) And, Sprint Nextel has claimed and insisted upon an interpretation of the confidentiality provisions diametrically opposed to Plaintiffs’ interpretation.(171) As such, certain aspects of this dispute are ripe for judicial determination.(172)

a controversy between the parties as to the interpretation of the provisions of a contract before the controversy is ripe for an ordinary civil action to obtain a money judgment.”).

(170)                   See T. Rowe Price Recovery Fund, L.P. v. Rubin, 770 A.2d 536, 557 n.66 (Del. Ch. 2000) (recognizing long line of cases finding that sharing of confidential information among competitors “is a species of harm that courts have recognized is irreparable.”); cf. E.I. du Pont de Nemours & Co. v. Am. Potash & Chem. Corp., 200 A.2d 428, 431 (Del. Ch. 1964) (“[T]he law is well settled that where an employee has agreed . . . that he will not divulge or disclose to his employer’s detriment any trade secrets or other confidential information which he has acquired in the course of his employment, the employer is entitled to an injunction against a threatened use or disclosure of such confidential information . . . .”).

(171)                   Compare DAB at 60 (arguing that Sprint Nextel may disclose Affiliate Confidential Information to Nextel Communications employees) with POB at 56 (“Sprint’s Position That It May Disclose Confidential Information To Nextel Is Contrary To The Plain Terms Of The Agreements.”).

(172)                   See Pan Am. Petroleum, 382 P.2d at 649 (holding that a dispute over the interpretation of contracts where there were no factual issues in dispute was ripe for adjudication and recognizing that “[i]t has also been said to be the purpose of such a proceeding to remove uncertainty from legal restrictions and clarify, quiet, and stabilize them before irretrievable acts have been undertaken, to enable an issue of questioned status or fact, on which a whole complex of rights may depend, to be expeditiously determined, and to set at rest unsettled questions which have arisen in the attempts of contracting parties to interpret their written agreement.”) (internal quotation omitted) (emphasis in original).

Other aspects of the confidentiality claims are not ripe, however, for the same reasons that precluded Plaintiffs’ complaint concerning certain actions that allegedly favor the legacy Nextel business.(173) At trial and in its post-trial brief, Sprint Nextel committed to do the following for so long as the Management Agreement is in effect: 1) keep Plaintiffs’ information regarding network expansion, handset logistics and related forecasts, business forecasts and business accounts within the Affiliate Group; 2) keep Plaintiffs’ marketing and advertising campaign materials within the Affiliate Group or limit access to personnel with responsibilities only for the Affiliates; 3) protect Plaintiffs’ billing information; 4) restrict access to Plaintiffs’ network performance data; and 5) prevent iDEN customer care representatives from having access to information about Plaintiffs’ customers. The Court accepts Sprint Nextel’s unqualified representations as binding on them for as long as the Management Agreement remains in effect. Therefore, to the extent Plaintiffs request relief commensurate with those undertakings, the Court finds their request not ripe for judicial determination. There is no disagreement among the parties on these issues sufficient to create a legitimate interest of Plaintiffs in a prompt resolution or in avoiding any likely future hardship.

2.                                      Section 3.1 of the Trademark Agreements does not govern Confidential Information disclosed pursuant to the Management Agreement

Section 17.22 of the Management Agreement provides that the provisions of the Trademark Agreements govern over those of the Management Agreement if the

(173)                   See supra Section II.C.1.

provisions conflict.(174) Nevertheless, section 3.1 of the Trademark Agreements does not govern Confidential Information disclosed pursuant to the Management Agreement because section 12.2 of the Management Agreement and section 3.1 of the Trademark Agreements do not necessarily conflict. Both sections 12.2 and 3.1 of the respective agreements expressly govern Confidential Information disclosed pursuant to “this agreement.”(175) That is, section 12.2 governs Confidential Information disclosed pursuant to the Management Agreement, while section 3.1 governs Confidential Information disclosed pursuant to the Trademark Agreements. Thus, even though the provisions are substantively different — section 3.1 of the Trademark Agreements provides for disclosure to Controlled Related Parties and Agents while section 12.2 of the Management Agreement does not — they do not conflict when information is disclosed pursuant to one agreement, but not the other. Consequently, the Court concludes that section 12.2 of the Management Agreement governs Confidential Information disclosed solely pursuant to the Management Agreement.(176)

(174)                   See supra n.42 and accompanying text.

(175)                   JX 7 § 12.2 (governing “all Confidential Information disclosed by the other party to the party in connection with this agreement”) (emphasis added); JX 10 § 3.1 (governing “all confidential and proprietary information and data of the other party or its Related Parties disclosed to it . . . in connection with the performance of its obligations under this agreement”) (emphasis added).

(176)                   Plaintiffs apparently provide more Confidential Information of high sensitivity to Sprint Nextel pursuant to the Management Agreement than the Trademark Agreements. Compare JX 7 §§ 1.6 (“Manager and Sprint PCS will work cooperatively to generate mutually acceptable forecasts of important business metrics including traffic volumes, handset sales, subscribers and Collected Revenue for the Sprint PCS Products and Services.”); 4.4 (“Manager must provide

3.                                      Plaintiffs’ request that all of their information remain within the Affiliate Group

Sprint Nextel’s representations do not entirely resolve the parties’ dispute over confidentiality because Plaintiffs still seek a permanent injunction ordering Sprint Nextel to maintain all of their Confidential Information within the Affiliate Group. Resort to the plain language of the Management Agreement and the operational reality of Sprint Nextel’s activities within the context of the Agreements resolves Plaintiffs’ claim.

Section 12.2 of the Management Agreement prohibits the “parties” from disclosing Confidential Information to “others.” It is undisputed that Sprint Nextel, like Sprint before it, is not a party to the Management Agreement.(177) It is equally undisputed that the parties to the Management Agreement on the Sprint Nextel side have no employees(178) and exist solely for purposes of holding the spectrum licenses and being contractual parties. Thus, a strict, formalistic interpretation of the Management Agreement leads to the conclusion that Sprint Nextel is not a party for purposes of advance written notice to Sprint PCS with details of any pricing proposal for Sprint PCS Products and Services in the Service Area.”); 6.3 (providing for joint review of “upcoming marketing and promotion campaigns of Manager”); 9.5 (providing Sprint Nextel with a right of inspection of Plaintiffs’ facilities); 10.2 (requiring Plaintiffs to report their monthly Collected Revenue) with POB at 52 (listing the following types of “highly sensitive information,” among others, Plaintiffs provide to Sprint Nextel: subscriber and billing information, pricing and service plans Plaintiffs plan to offer, “upcoming advertising and promotional campaigns” and “business results and forecasts of future demand”).

(177)                   See JX 8 at 6; JX 14 at 7 (defining “parties” as “Sprint PCS and Manager” and explicitly providing that “Sprint is not a party to the Management Agreement”).

(178)                   Tr. at 1537–38 (Miksch). Thomas James Miksch is a relationship manager in the Affiliate Group at Sprint Nextel; he has held that position since 1999. Tr. at 1461.

section 12.2, and thus an “other,” and therefore cannot receive Plaintiffs’ Confidential Information. This interpretation of section 12.2, however, makes performance impossible and produces an absurd result. This Court, like the Kansas courts, strives to avoid such interpretations.(179)

The parties to the Management Agreement, of course, did not render section 12.2 meaningless by construing it literally.(180) Rather, from the agreement’s inception, Plaintiffs disclosed their Confidential Information to Sprint.(181) Where, as here, the parties to a contract, “subsequent to its execution, have shown by their conduct that they have placed a common interpretation on the contract, this interpretation will be given great weight in determining the meaning to be attributed to the provisions in question.”(182)

(179)                   Gore v. Beren, 867 P.2d 330, 337 (Kan. 1994) (“In placing a construction on a written instrument, reasonable rather than unreasonable interpretations are favored by law. Results which vitiate the purpose or reduce terms of the contract to anabsurdity should be avoided.”); 11 WILLISTON ON CONTRACTS § 32:11 (4th ed. 2006) (“[I]nterpretations which render the contract valid or its performance possible are preferred to those which render it invalid or its performance impossible. Interpretations which give a contract meaning are preferred to those which render it meaningless.”) (internal citations omitted).

(180)                   The Court may consider extrinsic evidence because section 12.2 is of “doubtful meaning.” In re Marriage of Mohr, 125 P.3d 1089 (Kan. App. 2006) (TABLE) (holding that “[a]mbiguity exists if the contract contains provisions or language of doubtful or conflicting meaning” and courts may consider extrinsic evidence if contract is ambiguous).

(181)                   Tr. at 374 (Zylka); Tr. at 427 (Yager) (testifying that he understood “parties,” as that term is used in section 12.2, to include Sprint); PRB at 31 (“[T]he parties operated before the Sprint-Nextel merger with the understanding that Sprint could receive confidential information — and would be bound by Section 12.2 — as if it were ‘Sprint PCS.’”) (internal emphasis removed).

(182)                   Cline, 532 P.2d at 1098 (internal citation omitted).

After the merger, Sprint Nextel occupied the position of Sprint in terms of the Management Agreement. For these reasons and because of its desire to avoid an absurd result, the Court concludes that section 12.2 permits disclosure of Affiliates’ Confidential Information to at least Sprint Nextel.

The Court’s conclusion that Sprint Nextel employees, and not just those in the Affiliate Group, may have access to Affiliate Confidential Information — Plaintiffs’ forceful protestations notwithstanding — stems from its reading of section 12.2 and the Management Agreement as a whole. In addition to its requirements that authorized recipients keep confidential and not disclose Confidential Information to others, section 12.2 limits use of such information to “purposes authorized” in the Management Agreement. Affiliates’ Confidential Information may be disclosed to Sprint Nextel personnel, but they may not use it to compete with Plaintiffs because competition is not authorized by the Management Agreement. Therefore, Plaintiffs’ request for a declaration and injunction requiring Sprint Nextel to maintain all of their Confidential Information in the Affiliate Group is denied, subject to the contractual restriction on use of that information and the specific restrictions Sprint Nextel has committed to in these proceedings for the duration of the Management Agreements.(183)

(183)                   Plaintiffs argued at trial and in their post-trial briefs that because it is in Sprint Nextel’s economic interest to misuse their Confidential Information, Sprint Nextel will misuse that information. POB at 54–58; PRB at 35–36. It may be true, as Sprint Nextel’s COO acknowledged, Tr. at 1085 (Lauer), that it is virtually impossible for an employee with knowledge of Plaintiffs’ businesses not to use that information when working on the iDEN business. See PepsiCo Inc. v. Redmond, 54 F.3d 1262, 1269 (7th Cir. 1995) (recognizing that “unless [an employee with a competitor’s confidential information] possessed an uncanny

4.                                      Aggregated Information

Although the Court’s conclusion that Sprint Nextel need not maintain Plaintiffs’ Confidential Information within the Affiliate Group effectively moots Plaintiffs’ arguments concerning aggregated information, some further discussion of this topic will illuminate the Court’s interpretation of the Management Agreement’s prohibition on misuse of Plaintiffs’ Confidential Information. The Court will not, however, reduce the following observations to a declaratory judgment or a permanent injunction because Plaintiffs have not shown that such relief is warranted.

Sprint Nextel argues that “the act of combining the Affiliates’ Confidential Information into a new mass of information changes that information so that it is no longer proprietary to the individual affiliates.”(184) This may be an overstatement. It is ability to compartmentalize information, he would necessarily be making decisions” using that information). Regardless, Plaintiffs “irresistible impulse” theory of breach fails to convince the Court that it must rewrite the Agreements’ confidentiality provisions. First, Plaintiffs failed to prove that Sprint Nextel has misused its Confidential Information. At trial, several of Plaintiffs’ witnesses testified that they were not aware of any misuses of their Confidential Information. See, e.g., Tr. at 337 (Russell); Tr. at 594–95 (Rekers). Second, and perhaps of greater significance, Plaintiffs have not convinced the Court that a sophisticated party like Sprint Nextel will carelessly disregard its contractual obligations by needlessly creating such possibilities for misuse. Sprint Nextel maintains much of Plaintiffs’ Confidential Information in the Affiliate Group or restricts it to employees who need access to it, while Confidential Information that must be seen by those with responsibilities for both the CDMA and iDEN businesses is only provided to them after aggregation with other Affiliates’ Confidential Information. Sprint Nextel thus has taken steps in the past and presumably will do so in the future to ensure that its employees are not placed in a position where they must attempt unrealistically to compartmentalize Plaintiffs’ Confidential Information on the one side and their work on the iDEN business on the other.

(184)                   DOB at 61–62.

reasonable to infer that aggregated information is less sensitive, but it may be unreasonable to assume the information “is no longer proprietary” and no longer requires treatment as confidential. Rather, Sprint Nextel should continue to disclose such information only to those who need to see it in order to do their jobs.(185) In light of the Management Agreement’s prohibition on misuse of Confidential Information, it might be prudent for Sprint Nextel to avoid to the extent reasonably practicable providing such aggregated information to employees whose responsibility pertains solely to the iDEN business.(186) These employees are less likely to have a legitimate need for the type of information disclosed pursuant to the Management Agreement.

III.                              PLAINTIFFS’ ENTITLEMENT TO PERMANENT INJUNCTIVE RELIEF

Plaintiffs contend that the Agreements stipulate that breach of their provisions will result in irreparable harm to the non-breaching party and specifically provide for injunctive relief to prevent breach. As such, Plaintiffs ask this Court to permanently enjoin Sprint Nextel from violating their rights with respect to the Sprint brand and marks.(187) Alternatively, Plaintiffs argue they have proven their right to permanent

(185)                   Sprint Nextel represented that it does so now. Id. at 61.

(186)                   To the extent these iDEN-only employees need to understand their industry or their marketplace, see Tr. at 1988 (Bottoms) (testifying that employees are “entitled to see what’s happening in the marketplace”), they should be able to obtain this information from other sources.

(187)                   Plaintiffs also requested injunctive relief with respect to Sprint Nextel’s conduct that allegedly favors the legacy Nextel business and the protection of their Confidential Information. Plaintiffs’ failure to succeed on the merits of these claims, i.e., to prove breach of any provision of the Agreements or of the implied injunctive relief under Delaware law. Defendants respond that the sections of the Agreements stipulating to irreparable harm and injunctive relief are inapplicable to Plaintiffs’ claims under the implied duty of good faith and fair dealing and that Plaintiffs failed to prove irreparable harm or a balance of the equities in their favor.

A.                                    The Legal Standard

As the parties moving for permanent injunctive relief, Plaintiffs must prove 1) actual success on the merits, 2) that they will suffer irreparable harm if the Court declines to grant injunctive relief and 3) that “the harm that would result if an injunction does not issue outweighs the harm that would befall the opposing party if the injunction is issued.”(188) The power to grant or refuse a request for an injunction normally “rests solely in the sound discretion of the Court of Chancery.”(189) When the moving parties have succeeded on the merits and proven that they will suffer irreparable harm, however, this Court’s “discretion to decline to award an injunction based on a balancing of the equities in favor of the defendants is substantially circumscribed.”(190) Thus, the Court must assess duty of good faith and fair dealing, obviates their request for injunctive relief on these issues as a matter of law. See Draper Commc’ns, Inc. v. Del. Valley Broadcasters Ltd. P’ship, 505 A.2d 1283, 1288 (Del. Ch. 1985) (requiring actual success on the merits as a prerequisite to the granting of a permanent injunction).

(188)                   Draper Commc’ns, 505 A.2d at 1288.

(189)                   Donald J. Wolfe, Jr. & Michael A. Pittenger, CORPORATE & COMMERCIAL PRACTICE IN THE DELAWARE COURT OF CHANCERY § 12-2[f] at 12-30 (citing cases). The Court’s authority to grant a permanent injunction derives, in part, from the Declaratory Judgment Act. 10 Del. C. § 6508 (authorizing the Court to grant “[f]urther relief based on a declaratory judgment . . . whenever necessary or proper.”)

(190)                   Id. § 12-2[f] at 12-31–32 (citing cases).

whether Plaintiffs have proven that they will suffer irreparable harm if Sprint Nextel uses the Sprint brand to offer iDEN products and services or re-brands legacy Nextel stores with the new Sprint logo in their Service Areas.

B.                                    Section 17.6 of the Management Agreement

Section 17.6 of the Management Agreement provides:

Each party agrees with the other party that the party would be irreparably damaged if any of the provisions of this agreement were not performed in accordance with their specific terms and that monetary damages alone would not provide an adequate remedy. Accordingly, in addition to any other remedy to which the non-breaching party may be entitled, at law or in equity, the non-breaching party will be entitled to injunctive relief to prevent breaches of this agreement and specifically to enforce the terms and provisions of this agreement.(191)

Section 15.9 of the Trademark Agreements is to the same effect.(192)

Defendants contend that these sections are inapplicable because they only apply if one or more of the Agreements’ provisions “are ‘not performed in accordance with their specific terms.’”(193) Where, as here, Plaintiffs ask this Court to imply terms in the

(191)                   JX 7 § 17.6.

(192)                   JX 10 § 15.9 (“Each party agrees with the other party that the other party would be irreparably damaged if any of the provisions of this agreement are not performed in accordance with their specific terms and that money damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which the nonbreaching party may be entitled, at law or in equity, the nonbreaching party shall be entitled to injunctive relief to prevent breaches of this agreement and specifically to enforce the terms and provisions hereof.”).

(193)                   DAB at 65 (quoting JX 7 § 17.6; JX 13 § 17.6) (emphasis added); see also JX 10§ 15.9 (“if any of the provisions of this agreement are not performed in accordance with their specific terms”).

Agreements, Defendants argue that they cannot possibly violate the Agreements’ specific terms such that sections 17.6 of the Management Agreement and 15.9 of the Trademark Agreements apply. Defendants ignore, however, the fact that the Kansas courts have repeatedly held that terms held by a court to exist by implication in an agreement pursuant to the duty of good faith and fair dealing “are as binding as if written therein.”(194) If the Court treats the implicit prohibitions on the offering of iDEN products using the same or a confusingly similar brand and marks as Plaintiffs use and the re-branding of the legacy Nextel stores using the new Sprint logo in Plaintiffs’ Service Areas as if written in the Agreements, then sections 17.6 and 15.9 apply and the Court presumes Plaintiffs would suffer irreparable injury from a violation of those prohibitions.

Defendants next argue that such provisions do not completely relieve Plaintiffs of their obligation to prove irreparable harm.(195) Defendants gloss over the fact that in the case they cite the Chancellor ultimately concluded that a defendant may only avoid such a stipulation where “the facts plainly do not warrant a finding of irreparable harm.”(196) The Chancellor delineated this limited exception to provisions stipulating to irreparable harm because this Court lacks jurisdiction if a plaintiff has an adequate remedy at law.(197)

(194)                   Bonanza, 747 P.2d at 800 (emphasis added) (citing Sykes v. Perry, 176 P.2d 579 (Kan. 1947)); id. at 801 (citing Wiles v. Wiles, 452 P.2d 271 (Kan. 1969) and Zelleken v. Lynch, 104 Pac. 563 (Kan. 1909)).

(195)                   DAB at 66 (quoting Kan. City S. v. Grupo TMM, S.A., 2003 WL 22659332, at *5(Del. Ch. Nov. 4, 2003)).

(196)                   Kan. City S., 2003 WL 22659332, at *5.

(197)                   Id.

Thus, in the context of a stipulation of irreparable harm, “where there is no concern that the parties are attempting to improperly confer equitable jurisdiction upon this Court, a defendant cannot successfully argue that there is no irreparable harm.”(198)

The facts here do not “plainly” warrant a finding of a lack of irreparable harm.(199) Nor does this Court have any reason to believe the parties are attempting improperly to confer jurisdiction on it. Therefore, sections 17.6 of the Management Agreement and15.9 of the Trademark Agreements provide a sufficient basis to conclude that Plaintiffs will suffer irreparable harm if Sprint Nextel breaches their implied duties.

C.                                    Irreparable Harm

Even if sections 17.6 and 15.9 do not apply to duties implied pursuant to the duty of good faith and fair dealing, the Court concludes that applicable legal principles mandate a finding that Plaintiffs will suffer irreparable harm if Sprint Nextel proceeds as it wishes in Plaintiffs’ Service Areas. Irreparable harm “consists of harm for which there can be no adequate recompense at law,” i.e., “an award of compensatory damages will not suffice.”(200) The “loss of control of reputation, loss of trade, and loss of goodwill”

(198)                   Id.; accord Gildor v. Optical Solutions, Inc., 2006 WL 1596678, at *11 (Del. Ch. June 5, 2006) (“This court, in [Kan. City S.], held that as long as the parties did not include the irreparable harm stipulation as a sham, i.e., when an adequate remedy at law clearly exists, or simply as a means to confer jurisdiction on this court, then the stipulation will be upheld.”).

(199)                   See infra Section III.C.

(200)                   Wolfe & Pittenger § 12-2[e] at 12-27; Hill’s Pet Nutritions, Inc. v. Nutro Prods., Inc., 258 F. Supp. 2d 1197, 1205 (D. Kan. 2003) (“A harm is irreparable if money damages are an inadequate remedy because of difficulty or uncertainty in their proof or calculation.”).

constitute irreparable injury.(201) Similarly, the possibility of trademark confusion stemming from Plaintiffs and Sprint Nextel’s use of the identical brand and marks in the Service Areas for different and directly competing products and services leads to theinescapable conclusion that irreparable injury will result.(202) In fact, courts often assume irreparable harm in the trademark and unfair competition context because “it is virtually impossible to ascertain the precise economic consequences of intangible harms, such as damage to reputation and loss of goodwill, caused by such violations.”(203) These

(201)                   Pappan Enters., 143 F.3d at 805; Hill’s Pet Nutritions, 258 F. Supp. 2d at 1205. Defendants argue that the potential loss of goodwill related to the Sprint brand and marks cannot constitute irreparable harm to Plaintiffs because “‘[t]he goodwill symbolized by and connected with such use of the Licensed Marks . . . inure[s] solely to the benefit of the Licensor.’” DAB at 67 (quoting JX 10 § 4.1; JX 11 § 4.1; JX 16 § 4.1; JX 17 § 4.1) (emphasis removed). Defendants correctly quote the Trademark Agreements, but ignore the fact that the goodwill associated with Plaintiffs’ businesses inures to Plaintiffs and the loss of such goodwill would constitute irreparable harm to Plaintiffs. In the circumstances of this case, Plaintiffs have demonstrated that their businesses are likely to have significant goodwill beyond that attributable solely to the Sprint brand and marks.

(202)                   Pappan Enters., 143 F.3d at 805 (affirming district court’s conclusion that counterclaim plaintiffs had shown irreparable harm “given that the court had previously found that the likelihood of confusion was inevitable because the identical trademark was being used simultaneously by both [counterclaim defendant] and [counterclaim plaintiff].”); Robertson, 147 F.3d at 1314 (affirming district court’s finding of irreparable harm where parties used identical trademarks even though the district court did not hold an evidentiary hearing); Church of Scientology Int’l v. Elmira Mission of the Church of Scientology, 794 F.2d 38, 42 (2d Cir. 1986) (noting traditional rule “that a finding of irreparable harm follows from a trademark plaintiff’s showing of infringing use and likelihood of confusion.”)

(203)                   Nav-Aids, Ltd. v. Nav-Aids USA, Inc., 2001 WL 1298719, at *6 (N.D. Ill. Oct. 25, 2001) (internal quotation omitted); RESTATEMENT (THIRD) OF UNFAIR COMPETITION § 35 cmt. A (1995) (“This Section states the rules governing the award of injunctive relief in actions for deceptive marketing, trademark principles apply with especial force here because Sprint Nextel’s planned actions contravene certain fundamental principles of trademark law and contemplate use of the Sprint brand and marks in a way likely to harm Plaintiffs’ business. Therefore, the Court concludes that Plaintiffs will suffer irreparable harm if, in Plaintiffs’ Service Areas, Sprint Nextel offers iDEN products and services using the same brand and marks as Plaintiffs and re-brands the legacy Nextel stores with the new Sprint logo.

D.                                    Balance of the Equities

Where, as here, Plaintiffs have succeeded on the merits and will suffer irreparable harm absent an injunction,

the course of a Court of Equity is clear, and final injunctive relief should issue except in the rare case. In this regard, the Delaware Supreme Court has indicated that the Court of Chancery has discretion to refuse to enter final injunctive relief in such instance only if the proof establishes equities in favor of the defendant arising from the inequitable conduct of the plaintiff.(204)

Defendants have offered no proof of equities arising in them as a result of Plaintiffs conduct. In fact, it is difficult to conceive what conduct here could give rise to such equities. Thus, an injunction will issue in conformance with the Court’s conclusion that infringement, and trademark dilution. . . . In unfair competition cases, the wrong is ordinarily not a single act but a course of business conduct, and the plaintiff is thus subjected to continuing harm. Frequently, the harm is not reparable by an award of monetary relief because of the difficulty of proving the amount of loss and a causal connection with the defendant’s wrongful conduct. [] Thus the judicial preference for injunctive relief in unfair competition cases is not an exception to ordinary remedial principles, but rather an application of those principles in a context in which injunctive relief is ordinarily the most appropriate remedy.”).

(204)                   Wolfe & Pittenger § 12-2[f] at 12-32 (internal quotations omitted).

Sprint Nextel’s planned use of the Sprint brand and marks and new logo in Plaintiffs’ Service Areas will violate the implied duty of good faith and fair dealing.

IV.                               TORTIOUS INTERFERENCE AND CONSPIRACY

A.                                    Choice of Law

In UbiquiTel I, this Court concluded that Pennsylvania law applied to UbiquiTel’s tortious interference and conspiracy claims.(205) Applying the same standards, the Court now concludes that Illinois law applies to Horizon and Bright’s claims.

B.                                    Tortious Interference with Contract Claim under Illinois Law

To prevail on a claim for tortious interference with contract under Illinois law, Plaintiffs must have proved 1) the existence of a valid contract between them and Sprint, 2) Nextel was aware of the contract, 3) Nextel “intentionally and unjustifiably induced a breach of the contract,” 4) Nextel’s “wrongful conduct caused a subsequent breach of the contract” by Sprint and 5) Plaintiffs suffered damage as a result of the breach.(206) Plaintiffs failed to prove at least two of the required elements.

First, Sprint Nextel has not breached the Agreements so Nextel’s conduct could not have caused a breach. Assuming for the sake of argument that an anticipatory breach of the Agreements would satisfy the breach element,(207) Plaintiffs’ claim still fails because

(205)                   2005 WL 3533697, at *3–5 (applying test from the RESTATEMENT (SECOND) OF CONFLICTS OF LAWS § 145(2) (1971)).

(206)                   Kehoe v. Saltarelli, 786 N.E.2d 605, 612 (Ill. App. 2003) (internal citation omitted).

(207)                   See UbiquiTel I, 2005 WL 3533697, at *8 (observing that few courts have addressed the question whether anticipatory breach satisfies the breach element of tortious interference with contract and that the Supreme Court of Kansas has “held they did not prove anticipatory breach during the relevant time period.(208) Anticipatory breach of a contract “is a manifestation by one party to a contract of an intent not to perform its contractual duty when the time comes for it to do so even if the other party has by then rendered full and complete performance.”(209) Sprint never manifested such an intent; in fact, it continued to negotiate with Plaintiffs up until the time of the merger in an attempt to reach a re-affiliation agreement.(210) Second, Plaintiffs failed to prove they suffered damages.

that anticipatory breach is sufficient to satisfy the breach element of a claim of tortious interference with contract.”).

(208)                   The only relevant timeframe for Plaintiffs’ tortious interference with contract claim is before the close of the merger because it is fundamental that a person or entity cannot tortiously interfere with a contract to which it is a party. Douglas Theater Corp. v. Chicago Title & Trust Co., 681 N.E.2d 564, 567 (Ill. App. 1997) (“It is settled law that a party cannot tortiously interfere with his own contract; the tortfeasor must be a third party to the contractual relationship.”). After the merger closed on August 12, 2005, Nextel Communications effectively became a party to the Agreements.

(209)                   Podolsky & Assocs. L.P. v. Discipio, 697 N.E.2d 840, 846 (Ill. App. 1998) (internal citations omitted).

(210)                   Tr. at 2166–67 (Nielsen) (describing negotiations); see UbiquiTel I, 2005 WL 3533697, at *7 n.66 (citing 2401 Pa. Ave. Corp. v. Fed’n of Jewish Agencies of Greater Phila., 489 A.2d 733, 737 (Pa. 1985) for the proposition that a “party’s continued negotiations support the conclusions that its words and conduct did not constitute an unequivocal refusal to perform”). Sprint Nextel’s entry into the Forebearance Agreements with Plaintiffs further evidences the absence of an intent to breach the Agreements before the close of the merger.

For these reasons, Plaintiffs’ claim for tortious interference with contract fails. Because Plaintiffs failed to prove the existence of an underlying tort, their claim for civil conspiracy also fails.(211)

V.                                    CONCLUSION

For all of the foregoing reasons, the Court concludes that (1) Sprint Nextel will violate the implied duty of good faith and fair dealing if, in Plaintiffs’ Service Areas, it offers iDEN products and services using the Sprint brand and marks or re-brands the legacy Nextel stores using the new Sprint logo; (2) there is no dispute ripe for judicial determination concerning Sprint Nextel’s sale of dual-mode phones with voice service on the iDEN network, Sprint Nextel’s waiver of early termination fees for customers switching from Plaintiffs to Sprint Nextel iDEN service, Sprint Nextel’s national business account representatives offering both CDMA and iDEN products and services in Plaintiffs’ Service Areas and the use of bill inserts to entice Plaintiffs’ customers to become Sprint Nextel iDEN customers; (3) Sprint Nextel will not violate the implied duty of good faith and fair dealing by failing to promote Ready Link or if it allows Radio Shack to sell iDEN products and services in Plaintiffs’ Service Areas; (4) Sprint Nextel may disclose Plaintiffs’ Confidential Information to certain employees outside the Affiliate Group subject to the prohibitions on misuse of that information in the Agreements; (5) Plaintiffs are entitled to a permanent injunction to enforce their rights

(211)                   Davis v. Times Mirror Magazines, Inc., 697 N.E.2d 380, 388 (Ill. App. 1998) (“Because plaintiff failed to prove the existence of the underlying tort and contractactions, he cannot prove the existence of the conspiracies for those actions.”).

with respect to the Sprint brand and marks in their Service Areas; (6) Nextel did not tortiously interfere with Plaintiffs’ contracts with Sprint; and (7) Plaintiffs did not prove the existence of a civil conspiracy.

Plaintiffs counsel shall file promptly, on notice, an appropriate form of order embodying the Court’s rulings. Each party shall bear its own costs.